Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION

MORTGAGE LOAN REPURCHASE AGREEMENT

THIS MORTGAGE LOAN REPURCHASE AGREEMENT (“Agreement”), dated as of July 11, 2011, is by and between ASSOCIATED BANK, N.A. (“Buyer”) and SIRVA MORTGAGE, INC., an Ohio corporation (“Seller”).

Recitals

A. Seller originates residential whole mortgage loans under the Seller’s authority to act as a licensed mortgage broker in the States in which Seller qualifies to do business, and sells such loans to one or more Takeout Investors (as defined herein) pursuant to purchase agreements and related purchase commitments.

B. A sale of a mortgage loan to a Takeout Investor is completed following the Post-Origination Period. During the Post-Origination Period, Seller interim services such mortgage loan, assembles documents and information concerning such mortgage loan and submits to the Takeout Investor the related files. The Takeout Investor reviews the files for compliance with the applicable requirements. Seller normally completes the sale of the mortgage loan to the Takeout Investor one (1) Business Day after the Takeout Investor approves the files and determines that all other conditions precedent to the sale have been satisfied or waived. The sale of the mortgage loan to the Takeout Investor shall be completed on a servicing-released basis.

C. Buyer now wishes to offer to purchase certain qualifying mortgage loans, on a servicing-released basis, pending consummation of the above-mentioned sale thereof to a Takeout Investor, subject to Seller’s obligation to repurchase the mortgage loan and further subject to the terms and conditions of this Agreement.

Agreement

1. Definitions. The following definitions apply (except to the extent such definitions are modified in an Annex):

“Acquisition Date” means, with respect to any Purchased Loan, the date of payment by Buyer to Seller of the Acquisition Price.

“Acquisition Price” means, with respect to each Purchased Loan, an amount equal to the product of ninety-eight percent (98%) multiplied by the least of the following (i) the Par Value of such Purchased Loan, (ii) the amount which the Takeout Investor has provisionally committed to pay for such Purchased Loan in its Takeout Commitment, except for an Undesignated Loan or (iii) the Market Value of such Purchased Loan, but in no event shall the Acquisition Price for such Purchased Loan exceed the net amount actually funded by Seller against such Purchased Loan.

“Act of Insolvency” means (a) the commencement by Seller as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by Seller for the appointment of a receiver, trustee, custodian or similar official for Seller or any substantial part of its property; (b) the commencement of any such case or proceeding against Seller, or another’s seeking such appointment, or the filing against Seller of an application for a protective decree which (i) is consented to or not timely contested by Seller, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or

(iii) is not dismissed within thirty (30) days; (c) the making by Seller of a general assignment for the benefit of creditors; or (d) the admission in writing by Seller that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due.

“Administrative Costs” means those fees, charges and expenses listed on Exhibit A.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities.

“Agency” means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, HUD or VA, as applicable.

“Agency Guidelines” means, with respect to any Agency, those requirements, standards and procedures which may be adopted by such Agency from time to time with respect to its purchase or guaranty of residential mortgage loans, which requirements govern such Agency’s willingness to purchase and/or guaranty such loans.

“Agreement” is defined in the preamble.

“Annual Reporting Date” is defined in Annex 1.

“Assignment in Blank” means each assignment of Mortgage in recordable form and otherwise in form and substance satisfactory to Buyer, executed in blank by Seller and delivered to Buyer as part of the Dry Funding Documents Package or the Wet Funding Documents Package.

“Business Day” means any day other than (i) a Saturday, Sunday, (ii) a day on which Buyer is closed for business, or (iii) a public or bank holiday in Chicago, Illinois.

“Buyer” is defined in the preamble.

“Capitalized Lease” means any lease under which rental payments are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” means the amount of aggregate rentals due and to become due under all Capitalized Leases under which Seller is a lessee that would be reflected as a liability on a balance sheet of Seller.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Seller at any time if after giving effect to such acquisition such Person or Persons owns ten percent (10%) or more of such outstanding voting stock (or equivalent equity interests).

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit E-1 or Exhibit E-2, completed, executed and submitted by Seller pursuant to subSection 13.7(c) and satisfactory in form and substance to Buyer.

“Confidential Information” means, with respect to a party, information about hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, methods, processes, procedures, improvements, “know-how”, compilations, market research, marketing techniques and plans, business plans and strategies, customer names and all other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, graphic or machine-readable form, which is unpublished, not available to the general public or trade, and maintained as confidential and proprietary information by the disclosing party for regulatory, customer relations, and/or competitive reasons. Confidential Information also includes such confidential and proprietary information or material belonging to a disclosing party or to which the other party may obtain knowledge or access through or as a result of the performance of its obligations under this Agreement. Confidential Information also includes any information described above which the disclosing party has obtained in confidence from another party who treats it as proprietary or designates it as Confidential Information, whether or not owned or developed by the disclosing party. Without limiting the foregoing, Confidential Information includes all such information provided to each party by the other party both before and after the date of this Agreement and also includes the terms of this Agreement.

“Conforming Mortgage Loan” means a Mortgage Loan, other than an FHA Loan, VA Loan or Jumbo Loan, that complies with all applicable requirements for purchase under the Fannie Mae or Freddie Mac standard form of conventional mortgage purchase contract.

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to originate, document or service the Mortgage Loan.

“Custodial Account” is defined in Section 5.2.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Subordinated Debt.

“Default” means the occurrence or non-occurrence of any event that, with the giving of notice, the lapse of time, or both, would become an Event of Default.

“Default Rate” means four percent (4%) per annum over the Investment Return Rate.

“Defective Mortgage Loan” means a Purchased Loan (i) that does not conform to any one or more of the representations or warranties made by Seller pursuant to Section 11, (ii) that is sold in a transaction in which any one or more of the representations and warranties of Seller contained in Section 12 are not true, correct and complete on the Acquisition Date, (iii) that is subject to a Takeout Commitment with respect to which Seller is in default, (iv) that is rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Takeout Investor, (v) that is not purchased by the Takeout Investor in compliance with the Takeout Commitment and this Agreement at or prior to the expiration or termination of the Takeout Commitment for any reason (other than default by Buyer), or (vi) that is not repurchased by Seller in compliance with the provisions of Section 7.

“Deposit Account” has the meaning set forth in Section 13.16 hereof.

“Dry Funding Documents Package” means, with respect to any Mortgage Loan, the applicable documents designated in Exhibit C hereto.

“Early Repurchase Date” is defined in subSection 8.2(b).

“EBIT” means, for any period of determination, an amount equal to the net income less income or plus loss from extraordinary items, plus Interest Expense, and plus income taxes, in each case, determined with respect to Seller and its consolidated Subsidiaries on a consolidated basis consistent with the GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement.

“Effective Date” means the date this Agreement is executed by both parties (which shall conclusively be deemed to be the date appearing in the preamble absent manifest error); unless a contrary intent specifically appears herein.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement substantially in the form set forth as Exhibit F hereto, by and among Buyer, Seller, MERS and MERSCORP, Inc. (the “Electronic Agent”), as the same shall be amended, supplemented or otherwise modified from time to time.

“Eligible Bank” means a bank selected by Seller and approved by Buyer in writing and licensed to conduct trust and other banking business in any state in which Seller conducts operations.

“Eligible Mortgage Loan” means a Conforming Mortgage Loan, a FHA Loan, a VA Loan or Jumbo Loan that, at all times during the term of this Agreement, (a) is evidenced by loan documents that are the standard forms approved by VA, FHA, Fannie Mae, or Freddie Mac or forms previously approved, in writing, by Buyer in its sole discretion; (b) is made to a natural person or persons; (c) is evidenced by a Mortgage Note made payable to the order of Seller and secured by a Mortgage that grants a perfected first-priority lien on the residential real property covered thereby; (d) is not in default of any payment obligation or any other obligation under the Mortgage Note or the Mortgage evidencing or securing such Mortgage Loan; (e) has an Origination Date not more than fifteen (15) days prior to delivery to Buyer; (f) is registered on the MERS® System; (g) the Repurchase Date applicable to such Mortgage Loan has not occurred; (h) the Mortgagor or any other obligor of which is not subject to a voluntary or involuntary bankruptcy or an act of fraud by the Mortgagor or any other related Person; (i) is fully covered by a Takeout Commitment on its applicable Acquisition Date or is an Undesignated Mortgage Loan eligible for sale to a Takeout Investor under its Takeout Guidelines; and (j) satisfies each of the applicable representations and warranties set forth on Annex 2 and each of the other applicable representations and warranties set forth in this Agreement or on any other applicable Annex.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute, rules and regulations.

“Escrow Letter” means an escrow agreement or letter, which is fully assignable to Buyer, stating that in the event of a Rescission or if for any other reason the Mortgage Loan fails to fund on a given day, the Settlement Agent is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for and for the benefit of Buyer and such funds shall be returned to Seller not later than one (1) Business Day after the date of Rescission or other failure of the Mortgage Loan to fund on a given day.

“Event of Default” means any of the following events shall have occurred and be continuing:

(i) Seller fails to remit any sum due to Buyer under the provisions of this Agreement or fails to cure any Margin Deficit as provided in Section 6.4; or

(ii) Seller fails to repurchase any Purchased Loan at the time and for the amount required by the terms of this Agreement; or

(iii) any representation or warranty made by Seller in connection with this Agreement or contained herein is inaccurate or incomplete in any material respect on or as of the date made or hereafter becomes untrue; or

(iv) Seller shall fail in the observance or performance of any duty, responsibility or obligation contained in the Program Documents (other than the other “Events of Default” identified hereinabove and below), and such failure continues unremedied for a period of five (5) days; or

(vi) any Act of Insolvency occurs; or

(vii) one or more judgments or decrees are entered against Seller involving claims not paid or not fully covered by insurance and all such judgments or decrees are not vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from entry thereof; or

(viii) any Agency, or private investor, or any other party seizes or takes control of Seller’s servicing portfolio, for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever;

(ix) any Agency or Regulatory Authority revokes or materially restricts Seller’s authority to Originate, purchase, sell or service Mortgage Loans or Seller shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency;

(x) there is a default under any agreement, if any, that Seller, or any of its Affiliates or Subsidiaries, holds with Buyer, or any of its Affiliates or Subsidiaries;

(xi) Seller or any of its Subsidiaries fails to pay when due any other Debt beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any other Debt, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, Debt of Seller or one of its Subsidiaries in the aggregate amount equal to or greater than the amount specified in Annex I to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise);

(xii) there is a Material Adverse Change;

(xiii) Seller defaults under any mortgage loan repurchase arrangement similar to this Agreement which it may have with any other party, under any mortgage loan purchase arrangement which it may have with any party under which Seller sells mortgage loans (including, if applicable, a purchase and sale contract with Buyer itself), or under any warehouse lending or correspondent lending arrangement which may support its residential mortgage loan program, beyond applicable notice and grace periods;

(xiv) Reserved;

(xv) Any Regulatory Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, or shall have taken any action to displace the management of Seller or to curtail its authority in the conduct of the business of Seller, and such action shall not have been discontinued or stayed within thirty (30) days;

(xvi) Any of Program Document ceases to be in full force and effect, or this Agreement ceases to create a valid, first priority security interest in or ownership interest upon transfer of the Mortgage Loans and related collateral sold hereunder or any of Seller’s material obligations under any Program Document shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(xvii) Any Change in Control of Seller shall have occurred without Buyer’s prior consent or a material change in the management of Seller shall have occurred which has not been approved by Buyer;

(xviii) Any failure by Seller to deliver Assignments in Blank to Buyer or its designee for any MERS Designated Mortgage Loan within five (5) Business Days following any termination of Seller’s MERS membership;

(xix) A downgrade of any servicer ratings of Seller below the ratings held by Seller as of the Effective Date; or

(xx) The initiation of any investigation of Seller by any state or federal agency, which is reasonably likely to have a material effect on Seller’s ability to perform its obligations hereunder; provided, that Seller is not otherwise prohibited from disclosing the fact of the investigation.

“Fannie Mae” means the organization known as the Federal National Mortgage Association or any successor.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FHA” means the organization known as the Federal Housing Administration or any successor.

“FHA Loan” means a Single-family Mortgage Loan, payment of which is completely insured by the FHA under the National Housing Act or Title V of the Housing Act of 1949 or with respect to which there is a current, binding and enforceable commitment for such insurance issued by the FHA.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Freddie Mac” means the organization known as the Federal Home Loan Mortgage Corporation or any successor.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“GLB Act” means the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.

“Ginnie Mae” means the organization known as the Government National Mortgage Association or any successor.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement, or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency.

“Income” means, with respect to each Mortgage Loan, (i) all principal and/or interest thereon, (ii) all dividends, sale or liquidation proceeds (including, without limitation, any proceeds from the securitization or other disposition thereof), (iii) all other collections (including without limitations, any proceeds received in respect of any insurance) and distributions thereon; (iv) all escrow withholds and escrow payments for Property Charges, and (v) all other “proceeds” as defined in Section 9-102(64) of the UCC.

“Insured Closing Letter” means a letter of indemnification from a title insurer addressed to Seller and/or Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying Seller and/or Buyer against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific closing instructions specified by Seller in the Escrow Letter or otherwise by Buyer with respect to the closing of the Mortgage Loan. The Insured Closing Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Insured Closing Letter which covers closings conducted by the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“Interest Expense” means, for any period of determination, the sum of (a) all interest expense determined with respect to Seller and its consolidated Subsidiaries on a consolidated basis consistent with the GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement plus (b) to the extent not included in the foregoing item (a), all expense paid by Seller associated with the Investment Rate of Return of this Agreement or any other agreements entered into by Seller similar to this Agreement which it may have with any other party.

“Interim Date” is defined in Annex 1.

“Investment Return Rate” means the LIBOR Rate (but in no event less than 2.0% per annum) plus the number of basis points specified in Annex 1.

“Jumbo Loan” means a Mortgage Loan which would satisfy the requirements for a Conforming Mortgage Loan except for a principal balance greater than the maximum balance permitted by Freddie Mac or Fannie Mae but not more than $1,500,000 for any such Jumbo Loan fully covered by a Takeout Commitment.

“Leverage Ratio” means that ratio of Seller’s Debt to its Tangible Net Worth.

“LIBOR Rate” means the rate of interest equal to the London Interbank Offered Rate for U.S. dollar deposits for an interest period of one (1) month as quoted or published by Telerate, Bloomberg or any other rate quoting service, selected by Buyer in its sole discretion for an interest period of one (1) month, rounded up to the nearest one-sixteenth (1/16). In the event such rate quoting service ceases to be selected by Buyer, Buyer’s determination of the LIBOR Rate shall be conclusive and binding on Seller absent manifest error.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.)

“Litigation” means, as to any Person, any action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Regulatory Authority.

“Loan Purchase Detail” means a data tape, or schedule of information transmitted by facsimile in the form of Exhibit B-1 (and as Buyer may change said form from time to time), or transmitted electronically in an appropriate data layout, prepared by Seller, containing certain information regarding the characteristics of all Mortgage Loans being offered for sale by Seller to Buyer on a particular Business Day.

“Loan Sale Confirmation” means, with respect to each Mortgage Loan purchased by Buyer from Seller, a sale confirmation, in the form of Exhibit B-2 (and as Buyer may change said form from time to time), confirming the completion of Buyer’s purchase of such Mortgage Loan, prepared by Seller and delivered to Buyer or delivered electronically in an appropriate data layout.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve Systems as in effect from time to time.

“Market Value” means, as of any date in respect of a Mortgage Loan, the price at which such Mortgage Loan, or all Mortgage Loans, could readily be sold, in their entirety to a single purchaser, as determined by Buyer in its sole discretion, which price may be determined to be zero (0). Buyer’s good faith determination of Market Value shall be conclusive upon the parties. Buyer has the right to mark the Purchased Loans to market on a daily basis.

“Material Adverse Change” means any (i) material adverse effect upon the validity, performance or enforceability of any Program Document, (ii) material adverse effect upon the properties, business, condition or prospects, financial or otherwise, of Seller (and its Subsidiaries, on a consolidated basis), (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement, or (iv) material adverse effect on the value or salability of the Purchased Loans subject to this Agreement, taken as a whole.

“Maximum Takeout Commitment Expiration Date” means the date that is sixty (60) days after the Acquisition Date for a particular Mortgage Loan.

“MERS” means the Mortgage Electronic Registration Systems, Inc., and its successors in interest.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Monthly Reporting Date” is defined in Annex 1.

“Mortgage” means the mortgage, deed of trust or other instrument creating a first lien on an estate in fee simple interest in real property which secures the related Mortgage Note.

“Mortgage Loan” means any single-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage.

“Mortgage Note” means a promissory note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Note Rate” means the per annum rate of interest stated in the Mortgage Note.

“Mortgaged Property” means the property subject to the lien of the Mortgage securing a Mortgage Note.

“Mortgagor” means the obligor on a Mortgage Note.

“NASD” means the National Association of Securities Dealers or any successor agency or authority.

“OCC” means the Office of the Comptroller of the Currency, or any successor agency or authority.

“Originate” or “Origination” means Seller’s actions in taking applications for, underwriting, and closing Mortgage Loans.

“Origination Date” means the date reflected on the Mortgage Note.

“Par Value” means the unpaid principal balance of a Mortgage Loan on the date of determination.

“Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Post-Origination Period” means the period of time between the Purchased Loan’s Origination Date and its subsequent sale to a Takeout Investor, not to exceed sixty (60) days.

“Program Documents” means this Agreement, the Power of Attorney, all Subservicer Instruction Letters, the Electronic Tracking Agreement, and any other agreement entered into by Seller, on the one hand, and Buyer or one of its Affiliates on the other, in connection herewith or therewith.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Purchased Assets” has the meaning set forth in Section 9.2 hereof.

“Purchased Loan” means a Mortgage Loan (including the Purchased Assets relating thereto) purchased by Buyer from Seller under the terms and conditions of this Agreement.

“Purchased Value” means, with respect to each Purchased Loan, an amount equal to ninety-eight percent (98%) of the Market Value of such Purchased Loan. Buyer has the right to mark the Purchased Loans to market on a daily basis.

“Regulatory Authority” means, with respect to any Person, any governmental or quasi-governmental department, commission, board, regulatory authority, bureau, agency or instrumentality, domestic, foreign, federal, state or municipal (including, without limitation, the OCC, FDIC, SEC or the NASD), any court or arbitration panel, or any private body having regulatory jurisdiction over such Person or its business or assets (including any insurance company or underwriter through whom such Person has obtained insurance coverage).

“Repurchase Date” means, with respect to a Purchased Loan, the date that Seller remits the Repurchase Price to Buyer.

“Repurchase Price” means, for any Purchased Loan, the Acquisition Price for such Purchased Loan, plus the aggregate amount obtained by the daily application of the Investment Return Rate (or, during the continuation of an Event of Default, by daily application of the Default Rate) to the Acquisition Price for such Purchased Loan on a 360-day-per-year basis for the actual number of days in the period from the Acquisition Date to and excluding the Repurchase Date, plus the amount of any then-unpaid Administrative Costs with respect to such Purchased Loan, plus the amount of any then-unpaid Successor Servicer Costs with respect to such Purchased Loan, if any, plus the amount of any accrued but unpaid Default Rate interest due and payable hereunder.

“Requirement of Law” means, with respect to any Person, any law, ordinance, requirement, order, direction, rule, regulation, decision, ruling, writ, injunction, instruction, resolution, decree, or other similar document, instrument or directive, whether currently existing or promulgated hereafter, of any Regulatory Authority, or any requirement of the organizational documents of such Person.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of resolution or similar document.

“Scheduled Repurchase Date” means, with respect to a Purchased Loan, the earlier of (i) the date that is sixty (60) days after the Acquisition Date for such Purchased Loan, and (ii) the date of the expiration of the Takeout Commitment for such Purchased Loan, subject to acceleration as provided in subSection 8.3(c).

“SEC” means the United States Securities and Exchange Commission or any successor agency or authority.

“Seller” is defined in the preamble.

“Seller’s Account” means Seller’s Funding Account, Seller’s Operating Account or Seller’s Settlement Account.

“Seller’s Concentration Limit” means the amount specified in Annex 1.

“Seller’s Funding Account” means the account established by Seller at Buyer and under the control of Buyer, through which Acquisition Prices will be paid by deposit, and amounts due from Seller to Buyer may be paid by withdrawal.

“Seller’s Operating Account” means the account established by Seller at Buyer and under the control of Seller, to which funds will be transferred from Seller’s Funding Account, from time to time, through which amounts due from Seller to Buyer may be paid by withdrawal.

“Seller’s Settlement Account” means the account established by Seller at Buyer and under the control of Buyer, to be used for (i) the deposit of all proceeds from the repurchase of any Purchased Loan, and (ii) the deposit of all Income from all Purchased Loans upon and during the continuance of an Event of Default. Seller shall not be entitled to withdraw funds from the Settlement Account.

“Seller’s Power of Attorney” means a power of attorney substantially in the form of Exhibit J, executed by Seller with regard to Purchased Loans and delivered pursuant to Section 3.1.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to the servicing thereof, which may consist of (i) copies of the documents contained in the related Credit File and/or Dry Funding Document Package or Wet Funding Document Package, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Program Documents

“Servicing Records” means all servicing records created and/or maintained by Seller or Subservicer with respect to a Purchased Loan, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing thereof.

“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise (i) to service, administer and collect Income with respect to Purchased Loans, (ii) to possess the related Servicing Records, (iii) to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the servicing fee, reimbursement for servicing advances, and all other Income with respect to such Purchased Loans, (iv) to all rights, powers and privileges incidental to the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto and (v) the nonexclusive right to use (in common with Seller any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) Seller’s operating systems to manage and administer the Servicing Rights and any of the data and information related thereto, or that otherwise relates to the Servicing Rights, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Servicing Rights, and Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by Seller’s permittees, and any computer programs that are owned by Seller (or licensed to Seller under licenses that may lawfully be transferred or used by Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Settlement Agent” means a title company, escrow company or attorney that is (i) unaffiliated with Seller, (ii) bonded by a title insurance company reasonably acceptable to Buyer, and (iii) insured against errors and omissions in an amount satisfactory to Buyer in its sole discretion, to which the proceeds of any purchase of a Purchased Loan subject to a Wet Funding are to be wired in accordance with local law and practice in the jurisdiction where such Purchased Loan is being Originated.

“Settlement Amount” is defined in subSection 7.4(a).

“Shipping Instructions” mean the advice prepared by Seller and sent to Buyer by facsimile or electronically which instructs Buyer to send Mortgage Note(s) to another Person. This advice shall include, for each such Mortgage Note, the loan number of the corresponding Purchased Loan, the Mortgagor’s name, the current loan amount, and applicable delivery instructions for the Takeout Investor.

“Statement Date” is defined in subSection 3.1(d).

“Sublimit” means an expressed maximum dollar amount or a designated percentage of Seller’s Concentration Limit applicable to a certain category of Purchased Loans.

“Subservicer” is defined in subSection 5.1(a)(ii).

“Subservicer Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit H attached hereto.

“Subordinated Debt” means, with respect to any Person, all Debt of such Person, for borrowed money, which is, by its terms (which terms shall have been approved by Buyer) or by the terms of a subordination agreement, in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer.

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election or directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof

“Successor Servicer” is defined in subSection 5.1(c).

“Successor Servicer Costs” means the costs incurred by Buyer in transferring the servicing of a Purchased Loan to a Successor Servicer pursuant to subSection 5.1(d), plus all amounts paid or payable to the Successor Servicer for servicing the Purchased Loan until the date on which the Purchased Loan is repurchased by Seller.

“Takeout Commitment” means an irrevocable commitment issued by a Takeout Investor to acquire one or more Mortgage Loans on or before a specified delivery date or expiration date, which shall in no event exceed the Maximum Takeout Commitment Expiration Date, which commitment shall be in form and substance acceptable to Buyer in its sole discretion.

“Takeout Funding” means the completion of all of the transactions required to be completed on the Takeout Funding Date.

“Takeout Funding Advice” means the statement, in form and substance acceptable to Buyer, prepared either by the Takeout Investor pursuant to the applicable Takeout Commitment or Seller, as the case may be, and delivered to Seller or Buyer on or before the Takeout Funding Date itemizing, for a particular Purchased Loan or group of Purchased Loans, the aggregate net funds that will be paid by the Takeout Investor to (a) Seller or (b) Buyer, if the Purchased Loan in question is subject to this Agreement at the time of purchase by the Takeout Investor. This statement will identify each Purchased Loan to be purchased by the Takeout Investor as part of the proposed Takeout Funding by the Mortgagor’s name, confirm that net amount to be disbursed at the Takeout Funding for each such Loan, and state the Business Day on which the Takeout Funding shall occur.

“Takeout Funding Date” means the date on which the Takeout Investor acquires ownership of a Mortgage Loan from Seller pursuant to the terms of the applicable Takeout Commitment.

“Takeout Guidelines” means (i) the eligibility requirements established by the Takeout Investor that must be satisfied by a mortgage loan originator to sell mortgage loans to the Takeout Investor, and (ii) the specifications that a mortgage loan must meet, and the requirements that it must satisfy, for the mortgage loan to qualify for the Takeout Investor’s program of mortgage loan purchases, as such requirements and specifications may be revised or supplemented from time to time.

“Takeout Investor” means any loan investor, approved by Buyer from time to time in its sole discretion. Without limitation to the foregoing, at the request of Seller, Buyer may approve Buyer, or any Affiliate or Subsidiary thereof, if said entity conducts a mortgage loan purchase program that Seller wishes to utilize, and, in that event, such Buyer entity shall be treated as an unrelated “Takeout Investor” by both parties for all purposes hereunder.

“Tangible Net Worth” means, with respect to any Person at any date, an amount equal to the GAAP Net Worth of such Person at such date, less (i) advances to shareholders, members, or Affiliates of such Person, (ii) investments in Affiliates of such Person, (iii) the aggregate book value of all intangible assets of such Person, including, without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, capitalized servicing rights, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in subSection 3.1(d) hereof; (iv) 50% of aggregate book value of all real estate owned by such Person; (v) 50% of the aggregate book value of all investments of such Person; and (vi) 50% of loans held by such Person for investment, plus (i) one percent (1%) of the unpaid principal balances of all Mortgage Loans at such date for which such Person owns the Servicing Rights and (ii) the unpaid principal amount of all Subordinated Debt of such Person at such date. Notwithstanding the foregoing, loans made by Seller to SIRVA Relocation Funding, LLC for the purpose of financing the acquisition of residences by SIRVA, Inc. and the CMSR Securitization Receivable owned by the Seller shall be included in the Seller’s assets for the purposes of determination of its Tangible Net Worth.

“Term” means the period from and after the Effective Date and to and including Termination Date.

“Termination Date” means the date on which this Agreement shall be terminated in accordance with the provisions of Section 14.

“USC” means the United States Code, as amended and as then in effect.

“UCC” means the Uniform Commercial Code as then in effect in the applicable jurisdiction.

“Undesignated Loan” means an Eligible Mortgage Loan that is not a Jumbo Loan and is not subject to or covered by a Takeout Commitment on the applicable Acquisition Date.

“Unencumbered Cash” shall mean, as of any date of determination, the sum of (a) Cash which is not subject to any liens or security interests, except for Cash validly pledged to Buyer to secure Seller’s obligations hereunder and (b) Cash Equivalents which are not subject to any liens or security interests, except for Cash Equivalents validly pledged to Buyer to secure Seller’s obligations hereunder.

“VA” means the U.S. Department of Veteran Affairs or any successor department or agency.

“VA Loan” means a Single-family Mortgage Loan, payment of which is partially or completely guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or Chapter 37 of Title 38 of the United States Code or with respect to which there is a current binding and enforceable commitment for such a guaranty issued by the VA.

“Wet Funding” means the purchase of a Mortgage Loan that is Originated by Seller on the Acquisition Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Acquisition Price proceeds to close the Mortgage Loan.

“Wet Funding Deadline” means the Business Day specified in Annex 1.

“Wet Funding Documents Package” means, with respect to any Purchased Loan, the documents designated in Exhibit C hereto.

2. Purchase and Sale.

2.1 Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, from time to time, on a servicing-released basis, Eligible Mortgage Loans on the terms and conditions of this Agreement, subject to the obligation of Seller to repurchase all Purchased Loans on the terms and conditions of this Agreement.

2.2 In no event shall Buyer be required to purchase any Mortgage Loan if the Acquisition Price of such Mortgage Loan, when combined with the aggregate Acquisition Price of all Purchased Loans purchased hereunder and then held by Buyer (and then serviced by Seller or a Successor Servicer), is in excess of Seller’s Concentration Limit. In no event shall Buyer be required to purchase any Mortgage Loan if the Acquisition Price of such Mortgage Loan is in excess of any applicable Sublimit, when combined with the aggregate Acquisition Price of all Purchased Loans then held by Buyer (and then serviced by Seller or a Successor Servicer) subject to such Sublimit.

3. Purchase Procedures.

3.1 Initial Conditions Precedent. It is a condition precedent to the effectiveness of this Agreement that Buyer shall have received the following documents, each of which shall be in form and substance satisfactory to Buyer, except to the extent waived by Buyer in its sole discretion:

(a) each of the Program Documents shall be duly executed and delivered by all of the parties thereto and shall each be dated as of the date;

(b) one or more certificates of Seller’s secretary (or similar officer) attesting to certain factual matters, certifying the text of Seller’s articles or certificate of incorporation and bylaws or other governing charter documents, certifying the text of the resolution(s) of the board of directors or managers of Seller authorizing the execution, delivery and performance of this Agreement, and certifying the incumbency and the signatures of those officers of Seller authorized to execute and deliver, on behalf of Seller, this Agreement, each Mortgage Note endorsement, each Assignment in Blank, and all other instruments or documents to be executed and delivered pursuant hereto (Buyer being entitled to rely thereon until a new certificate has been furnished to Buyer upon which Buyer shall thereafter be entitled to rely);

(c) financial statements of Seller and, if applicable, its Subsidiaries, on a consolidated basis) containing a balance sheet as of the most recent fiscal year-end of Seller (the “Statement Date”) and related statements of income, changes in shareholders’ equity and cash flows for the period ended on the Statement Date, and a balance sheet as of the Interim Date and related statement of income for the period ended on the Interim Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and, in the case of the statements as of the Statement Date, audited by independent certified public accountants of recognized standing acceptable to Buyer;

(d) such other financial statements, public record search reports, legal opinions and other documents and statements as Buyer may require under the circumstances;

(e) opinions of counsel to Seller have been waived as a condition to the execution hereof;

(f) UCC lien searches against Seller and tax lien searches and judgment searches against Seller, each in the appropriate jurisdictions, the results of which shall be satisfactory to Buyer in its sole and exclusive discretion; and

(g) Buyer’s completion, to its sole satisfaction, of on-site due diligence of Seller and its operations.

3.2 Conditions Precedent, Buyer’s purchase of any Mortgage Loan shall be subject to satisfaction (or waiver by Buyer in its sole discretion) of the following conditions precedent:

(a) the Loan Purchase Detail, the Loan Sale Confirmation, and the documents in the Dry Funding Documents Package or the Wet Funding Documents Package for the Mortgage Loan have been received by Buyer and are in form and substance satisfactory to Buyer;

(b) no Default or Event of Default has occurred and is continuing;

(c) both immediately prior to entering into such purchase and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in this Agreement and any other Program Document are (and will be on the proposed Acquisition Date) accurate in all respects;

(d) None of the following shall have occurred and/or be continuing: (i) a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; (ii) an event that results, as reasonably determined by Buyer, in the effective absence of a whole-loan or asset-backed-securities market for residential mortgage loans, or (iii) any other event beyond the control of Buyer which Buyer reasonably determines may result in its inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing;

(e) purchase of the Mortgage Loan shall not cause Seller to exceed Seller’s Concentration Limit, or any Sublimit with respect to such type of Mortgage Loan established by an Annex to this Agreement applicable to such Mortgage Loan;

(f) this Agreement, the applicable Takeout Commitment, and Seller’s Power of Attorney have not been terminated or revoked, and each remains in full force and effect;

(g) If any Mortgage Loan to be purchased by Buyer is a MERS Designated Mortgage Loan, then (i) Buyer shall have received in form and substance satisfactory to Buyer the Electronic Tracking Agreement duly executed by Seller, MERS and the Electronic Agent, (ii) Seller shall be a member of MERS in good standing, and (iii) the Takeout Investor shall be a member of MERS in good standing; and

(h) each of the Mortgage Loans proposed to be sold shall be an Eligible Mortgage Loan.

3.3 Deliverables. Seller shall transmit (either electronically or via facsimile transmission) or deliver to Buyer a Loan Purchase Detail and a Loan Sale Confirmation for each Mortgage Loan it intends to offer for sale to Buyer hereunder, and it shall deliver or cause to be delivered to Buyer either the Dry Funding Documents Package or the Wet Funding Documents Package for the Mortgage Loan. At its request for its convenience, Seller is authorized to deliver to Buyer each Loan Sale Confirmation electronically without an original signature thereon to the individual designated by Buyer as authorized to receive such transmission, and each Loan Sale Confirmation so delivered is incorporated herein by this reference and fully effective and binding on Seller even though without such a signature when it is released to Buyer at closing pursuant to Section 3.6 or Section 3.7, as applicable.

3.4 Assignment of Takeout Commitment. The sale of each Mortgage Loan by Seller to Buyer shall include Seller’s rights under the applicable Takeout Commitment to deliver the Mortgage Loan to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on and after the Acquisition Date for each Mortgage Loan purchased by Buyer from Seller hereunder, Seller assigns to Buyer, free and clear of any security interest, lien, claim or encumbrance of any kind, all of Seller’s right, title and interest in any applicable Takeout Commitment for such Mortgage Loan.

3.5 Sale of Servicing Rights. The sale of each Mortgage Loan by Seller to Buyer shall include all of the Servicing Rights related thereto, and Seller acknowledges and agrees that the Acquisition Price for such Mortgage Loan includes a mutually negotiated premium for such servicing rights.

3.6 Dry Funding Closing. The provisions of this Section 3.6 shall apply only to the purchase of Mortgage Loans with respect to which Section 3.7 does not apply. If the Loan Purchase Detail, the Loan Sale Confirmation, and a Dry Funding Documents Package for the sale of a Mortgage Loan is received by the Buyer on or before 2:00 p.m. (Chicago, Illinois time) on any Business Day, and subject to satisfaction or waiver of the conditions precedent stated in Sections 3.1 and 3.2, Buyer shall complete the purchase of such Mortgage Loan on that same Business Day (if received after 2:00 p.m. Chicago, Illinois time, then the next Business Day) by payment of the Acquisition Price for such Mortgage Loan, by transfer of immediately available funds into Seller’s Funding Account or as provided in Section 4, as applicable. Simultaneously with payment by Buyer of the Acquisition Price, Seller shall convey to Buyer absolutely, and not by way of collateral assignment, all rights, title and interest in and to the Mortgage Loan, free and clear of any lien, claim or encumbrance (such conveyance in the case of MERS Designated Mortgage Loans shall be made in accordance with the requirements of the MERS® System), subject to the right of Seller to repurchase the Mortgage Loan as herein provided. The Loan Sale Confirmation and the documents in the Dry Funding Documents Package previously delivered by Seller are unconditionally released to Buyer upon payment of the Acquisition Price. Buyer may elect, in its sole discretion, not to complete and record an Assignment in Blank for the sole purpose of facilitating the servicing of the related Mortgage Loan. In such event, Seller agrees until further notice to remain the last named payee or endorsee of such Mortgage Note and the mortgagee or assignee of record of such Mortgage in trust for the sole and exclusive benefit of Buyer.

3.7 Wet Funding Closing. The provisions of this Section 3.7 shall apply only to the purchase of Mortgage Loans with respect to which “Wet Funding” is indicated as the purchase method in the applicable Loan Purchase Detail. If the Loan Purchase Detail, the Loan Sale Confirmation, and a Wet Funding Documents Package for the sale of a Mortgage Loan is received by the Buyer on or before 2:00 p.m. (Chicago, Illinois time) on any Business Day, and subject to satisfaction or waiver of the conditions precedent stated in Sections 3.1 and 3.2, Buyer shall complete the purchase of such Mortgage Loan on that same Business Day (if received after 2:00 p.m. Chicago, Illinois time, then the next Business Day) by payment of the Acquisition Price for such Mortgage Loan, by transfer of immediately available funds into Seller’s loan closing escrow and the closing of that escrow in accordance with escrow instructions. Simultaneously with release of the Acquisition Price proceeds in such escrow, Seller shall convey to Buyer absolutely, and not by way of collateral assignment, all rights, title and interest in and to the Mortgage Loan free and clear of any lien, claim or encumbrance (such conveyance in the case of MERS Designated Mortgage Loans shall be made in accordance with the requirements of the MERS® System), subject to the right of Seller to repurchase the Mortgage Loan as herein provided. The Loan Sale Confirmation and the documents in the Wet Funding Documents Package previously delivered by Seller are unconditionally released to Buyer upon close of the escrow. Seller shall deliver a Dry Funding Documents Package for the Purchased Loan after the loan closing not later than the Wet Funding Deadline. Buyer may elect, in its sole discretion, not to complete and record an Assignment in Blank for the sole purpose of facilitating the servicing of the related Purchased Loan. In such event, Seller agrees until further notice to remain the last named payee or endorsee of the related Mortgage Note and the mortgagee or assignee of record of the related Mortgage in trust for the sole and exclusive benefit of Buyer.

3.8 Post-Closing. If, at any time after payment of the Acquisition Price, Seller holds or receives any documents or Income relating to a Purchased Loan (such as principal, interest, insurance and other proceeds, prepayments, fees, etc.), Seller agrees to immediately notify Buyer and to segregate and hold such documents and/or Income in trust for Buyer and to deliver such documents or Income at the time and as required by other provisions of this Agreement or as directed by Buyer. The parties acknowledge that, so long as Seller is servicing the Purchased Loan pursuant to Section 5, Seller may retain the Servicing File, but shall hold such Servicing File in trust for Buyer so long as such Purchased Loan is subject to this Agreement.

3.9 Non-Utilization Fee. On a monthly basis and on the Termination Date, Buyer shall determine the Used Amount for the preceding calendar month (or with respect to the Termination Date, during the period from the date through which the last utilization calculation has been made to the Termination Date). If a Non-Utilization Fee is payable for any period, Seller shall pay to Buyer on such date the Non-Utilization Fee calculated for such period as specified on Annex I. All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim. Buyer may, in its sole discretion, net such Non-Usage Fee from the proceeds of any Acquisition Price paid to Seller.

4. RESERVED.

5. Servicing of Purchased Loans and Related Provisions.

5.1 Servicing of Purchased Loans.

(a) As a condition of purchasing a Purchased Loan from Seller, Buyer may require Seller to service such Purchased Loan as agent for Buyer for a term of thirty (30) days (the “Servicing Term”), which is renewable as provided in clause (iii) below, on the following terms and conditions:

(i) Seller shall service and administer, without any fee, cost or remuneration of any kind whatsoever being charged to Buyer, the Purchased Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Commitment and the Takeout Investor, so that the eligibility of the Purchased Loan for purchase under such Takeout Commitment is not voided or reduced by such servicing and administration;

(ii) Seller shall deliver the physical and contractual master servicing of each Purchased Loan, together with all of the related Servicing Records in its possession, to Buyer’s designee upon the earliest of (w) the occurrence of a Default or Event of Default hereunder, (x) the termination of Seller as master servicer by Buyer pursuant to subSection 5.1(c), (y) the expiration (and nonrenewal) of the Servicing Term, or (z) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Buyer shall have the right to terminate Seller as master servicer of any of the Purchased Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice. In addition, Seller shall deliver the physical and contractual master servicing of each Purchased Loan, together with all of the related Servicing Records in its possession to Buyer’s designee, upon expiration of the Servicing Term; provided that the Servicing Term and such delivery requirement will be deemed renewed at the direction and subject to the consent of Buyer; provided further that such delivery requirement will no longer apply to any Purchased Loan, and Seller shall have no further obligation to service such Purchased Loan as agent for Buyer, upon receipt by Buyer of the Repurchase Price therefor. Seller’s transfer of the Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(iii) During the period Seller is servicing the Purchased Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Credit Files and Servicing Records and Seller shall at all times maintain and safeguard the Credit File for the Purchased Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its servicing of the Purchased Loan; Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of master servicing such Purchased Loans and such retention and possession by Seller being in a custodial capacity only. Seller hereby grants Buyer a security interest in all Servicing Rights to secure the obligations of Seller to service in conformity with this Section.

(iv) Buyer may, at any time during Seller’s business hours on reasonable notice (provided that upon or during the occurrence of a Default or Event of Default, no such notice shall be required), examine and make copies of such documents and records;

(v) At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Loan being serviced by Seller, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a material adverse effect on such Purchased Loan, Buyer’s title to such Purchased Loan or the collateral securing such Purchased Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Loan by Seller;

(vi) Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under the Purchased Loan; and

(vii) If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to Seller’s Settlement Account, and includes wiring instructions therefor.

(b) Seller shall release its custody of the contents of any Credit File, any Dry Funding Document Package or any Wet Funding Document Package only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller’s servicing of the Purchased Loan, is required to complete the Takeout Funding or comply with the Takeout Guidelines, or (iii) as required by Requirements of Law.

(c) Buyer reserves the right to appoint a successor servicer at any time to service any Purchased Loan (each a “Successor Servicer”) in its sole discretion. If Buyer elects to make such an appointment due to a Default or Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the Purchased Loans to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related servicing records held by Seller, together with all Income received by Seller relating to such Purchased Loan, are promptly delivered to Successor Servicer, and shall otherwise reasonably cooperate with Buyer in effectuating such transfer. No Seller shall have any claim for lost servicing income, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

5.2 Custodial Account; Remittance of Income.

(a) Upon Buyer’s written request, Seller shall establish and maintain a segregated time or demand deposit account for the benefit of Buyer (the “Custodial Account”) with an Eligible Bank and shall deposit into the Custodial Account, within two (2) Business Days of receipt, all Income received with respect to each Purchased Loan sold hereunder. Seller shall cause all applicable subservicers to remit all Income received by them with respect to each such Purchased Loan directly to the Custodial Account on the remittance date specified in the related servicing agreement (but in no event less frequently than monthly). Under no circumstances shall Seller deposit any of their own funds into the Custodial Account or otherwise commingle their own funds with funds belonging to Buyer as owner of any Purchased Loans. Seller shall name the Custodial Account “[Name of Seller], in trust for and for the benefit of Associated Bank, N.A.”

(b) All Income received with respect to a Purchased Loan shall be held in trust for the exclusive benefit of Buyer as the owner of such Purchased Loan and shall be released only as follows:

(i) after the Repurchase Price for such Purchased Loan has been paid in full to Buyer, all Income received by Seller with respect to such Purchased Loan shall be released to Seller or transferred to the Takeout Investor or its designee if authorized by Seller;

(ii) remitted to Buyer;

(iii) if a Successor Servicer is appointed by Buyer, all Income received by Seller with respect to such Purchased Loan shall be transferred into an account established by the Successor Servicer pursuant to its agreement with Buyer.

(c) If Buyer requests the establishment of a Custodial Account and Buyer request the following be performed, Seller shall promptly notify Buyer of each deposit in the Custodial Account, and each withdrawal from the Custodial Account, made by Seller with respect to Purchased Loans owned by Buyer and serviced by Seller. If Buyer requests the establishment of a Custodial Account and Buyer request the following be performed, Seller shall perform a monthly reconciliation of the Custodial Account, and shall also promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Custodial Account as Buyer may from time to time request.

6. Seller’s Continuing Duties.

6.1 Takeout Commitments. Except to the extent superseded by this Agreement, Seller shall continue to perform all of its duties and obligations to the Takeout Investor, under any applicable Takeout Commitment and otherwise, with respect to a Purchased Loan as if such Purchased Loan were still owned by Seller and to be sold directly by Seller to the Takeout Investor pursuant to such Takeout Commitment on the Takeout Funding Date without the intervening ownership of Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Purchased Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Buyer in the Dry Funding Documents Package or any Wet Funding Documents Package) and all other documents and information that may have been required or requested by the Takeout Investor, and Seller shall make all representations and warranties required to be made to the Takeout Investor.

6.2 Reserved.

6.3 Reserved.

6.4 Margin Maintenance.

(a) If, as of any date of determination, the aggregate Purchased Value of all Purchased Loans subject to this Agreement on any date of determination is less than the aggregate Repurchase Price as of such date of determination for such Purchased Loans (such difference, a “Margin Deficit”) then, then Buyer may by notice to Seller require Seller to transfer to Buyer cash collateral or, at Buyer’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans, so that the cash and the lesser of the aggregate Market Value and the aggregate outstanding principal balance of such additional Eligible Mortgage Loans, including any Purchased Loans then subject to this Agreement, will thereupon reduce such Margin Deficit to zero (such requirement, a “Margin Call”).

(b) Notice required pursuant to Section 6.4(a) may be given by any means provided in Section 15.1 hereof. If such notice is received by 11:00 a.m. (Chicago, Illinois time), the related Margin Call shall be satisfied no later than 5:00 p.m. (Chicago, Illinois time) on the following Business Day. If such notice is received after 11:00 a.m. (Chicago, Illinois time), the related Margin Call shall be satisfied no later than 5:00 p.m. (Chicago, Illinois time) on the second succeeding Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7. Repurchase Procedures.

7.1 Note Shipment. If Seller desires that Buyer send a Mortgage Note to a Takeout Investor, rather than to Seller directly, in connection with Seller’s repurchase of the related Purchased Loan, then Seller shall prepare and send to Buyer Shipping Instructions to instruct Buyer when and how to send such Mortgage Note to such Takeout Investor. If Buyer receives Shipping Instructions before 3:00 p.m. Chicago, Illinois, time on any Business Day, Buyer will send such Mortgage Note to a Takeout Investor on the same Business Day, otherwise Buyer will send such Mortgage Note the next Business Day following receipt of the Shipping Instructions. If Seller instructs Buyer to send a Mortgage Note before the Repurchase Date, Buyer will send the Mortgage Note under a bailee letter. If Seller does not provide Buyer with Shipping Instructions with respect to a Purchased Loan, Buyer shall send the Mortgage Note to Seller at such time as Buyer receives the payment of the Repurchase Price.

7.2 Takeout Funding Advice. Seller shall provide to Buyer a photocopy of the Takeout Funding Advice with respect to each Purchased Loan prior to or on the day of the related Takeout Funding.

7.3 Repurchase Closing.

(a) On the Scheduled Repurchase Date or such earlier date as the parties mutually agree upon (such earlier date for all purposes shall be deemed the “Scheduled Repurchase Date”) for each Purchased Loan, Seller shall (i) if such date is also the Takeout Funding Date, take or cause to be taken all actions required to be taken in accordance with the terms of the applicable Takeout Commitment, and (ii) complete the repurchase of the Purchased Loan by payment of the Repurchase Price for such Purchased Loan by transfer of immediately available funds into Seller’s Settlement Account not later than 3:00 p.m. Chicago Illinois Time on the Scheduled Repurchase Date in an amount equal to the Repurchase Price. Funds received by Buyer after said time shall be deemed received on the next Business Day.

(b) Upon receipt of the Repurchase Price in its entirety, Buyer (i) shall convey to Seller or its designee absolutely, and not by way of collateral assignment, all rights, title and interest in and to the applicable Purchased Loan free and clear of any lien, claim or encumbrance (such conveyance in the case of MERS Designated Mortgage Loans shall be made in accordance with the requirements of the MERS® System) and (ii) if a Successor Servicer has been appointed with respect to the Purchased Loan, transfer, or cause the transfer of, the servicing of such Purchased Loan to Seller or its designee. Upon receipt of payment of the Repurchase Price in its entirety, Buyer shall deliver, or cause to be delivered, to Seller or its designee all documents for the applicable Purchased Loan previously delivered to Buyer. Buyer shall have no responsibility for the ownership or servicing of a Purchased Loan following the repurchase of the Purchased Loan as set forth hereunder.

(c) Each repurchase of a Purchased Loan under this Section 7 shall include a release to Seller of all escrowed payments, if any, for Property Charges for such Purchased Loan and a reassignment to Seller of its rights under the applicable Takeout Commitment to deliver the applicable Purchased Loan to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on the Repurchase Date, Buyer assigns to Seller, free and clear of any security interest, lien, claim, or encumbrance of any kind, all of Buyer’s right, title and interest in any applicable Takeout Commitment for the Purchased Loan then repurchased by Seller.

7.4 Reserved.

8. Early Repurchase; Other Remedies.

8.1 Sale Not Caveat Emptor. The sale of a Mortgage Loan hereunder is not caveat emptor, it being understood that Buyer is expressly relying on the representations by Seller as to each Purchased Loan provided in Section 11 and in any applicable Annex, and the representations about Seller itself provided in Section 12, in any applicable Annex, and in the Electronic Tracking Agreement, if applicable.

8.2 Early Repurchases.

(a) If, after Buyer purchases a Mortgage Loan, Buyer determines or receives notice (whether from Seller or otherwise) that a Purchased Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller and Seller shall repurchase such Purchased Loan at the Repurchase Price on the date of repurchase. In the case of a Wet Funding, if Seller fails to deliver a Dry Funding Documents Package for the Purchased Loan not later than the Wet Funding Deadline, Buyer may notify Seller, in which event Seller shall repurchase such Purchased Loan at the Repurchase Price on the date of repurchase. If a Takeout Investor refuses to honor its Takeout Commitment and complete the purchase of a Purchased Loan, for any reason, Buyer may notify Seller and Seller shall repurchase such Purchased Loan at the Repurchase Price on the date of repurchase. In the case of an Undesignated Loan, if Seller fails to obtain a Takeout Commitment for such Mortgage Loan, or fails to provide to Buyer either a true and correct photocopy of it or information about it as required by Section 13.24, within thirty (30) days after the Acquisition Date, Buyer may notify Seller, and Seller shall promptly repurchase such Mortgage Loan at the Repurchase Price on the date of repurchase.

(b) If Seller becomes obligated to repurchase a Purchased Loan pursuant to subSection (a) above, Buyer shall give Seller notice of such repurchase obligation and the Repurchase Price. Upon receipt of such notice (the “Early Repurchase Date”), Seller shall repurchase the Purchased Loan by making payment of the Repurchase Price on the Early Repurchase Date, and Buyer is authorized to charge any or all of Seller’s Accounts in such amount unless the parties have agreed in writing to a different method of payment. (In the event that Seller’s Accounts do not contain sufficient funds to satisfy in whole any amount due to Buyer under this subSection 8.2(b) or if the amounts due are not provided by any applicable alternative method of payment agreed upon by the parties, Seller shall promptly deposit funds in Seller’s Funding Account sufficient to satisfy such amount due to Buyer, and Seller shall notify Buyer of each such deposit.) Upon receipt of payment of the Repurchase Price from Seller, Buyer shall deliver, or cause to be delivered, to Seller all documents for the Purchased Loan previously delivered to Buyer and, in the case of a MERS Designated Mortgage Loan, to take such steps as are necessary and appropriate to effect the transfer of the Purchased Loan to Seller on the MERS® System. Subject to subSection 8.3(a), within one (1) Business Day after the completion of the repurchase of a Purchased Loan by Seller in accordance with this subsection, Buyer shall release to Seller any sum then on deposit in the Custodial Account with respect to such Purchased Loan.

(c) Each repurchase of a Purchased Loan under this Section 8 shall include a release to Seller of all escrowed payments, if any, for Property Charges and a reassignment to Seller of its rights under the applicable Takeout Commitment to deliver the applicable Purchased Loan to the Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Takeout Investor. Effective on the Repurchase Date, Buyer assigns to Seller, free and clear of any security interest, lien, claim or encumbrance of any kind, all of Buyer’s right, title and interest in any applicable Takeout Commitment for the Purchased Loan then repurchased by Seller.

8.3 Other Remedies.

(a) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations to which Seller pledges its full faith and credit. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, on and after the occurrence of an Event of Default (after the expiration of any applicable grace periods) to proceed against any assets of Seller which may be in the possession of Buyer or any of Buyer’s Affiliates, including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other collateral, credits, indebtedness or claims, in any form or currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Assets and all other sums or obligations that may be owed by Buyer or its Affiliates to Seller against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) During the existence of an Event of Default, notwithstanding any other provision of this Agreement, Seller shall not have any right to withdraw or release any funds in the Custodial Account established pursuant to the terms hereof to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in such Custodial Account. During the existence of an Event of Default, Seller shall promptly remit, and shall cause each Subservicer to promptly remit, to or at the direction of Buyer all Income related to the Purchased Loans in such Custodial Account (i) on the date of the Event of Default first occurs and (ii) deposited by Seller in such Custodial Account after such date pursuant to other provisions of this Agreement.

(c) During the existence of an Event of Default, Buyer may at any time, without further notice to Seller, (i) accelerate the Scheduled Repurchase Date for any or all the Purchased Loans and declare the Repurchase Price for each such Purchased Loan immediately due and payable; (ii) act, or appoint a third party to act, as a Successor Servicer of the Purchased Loans at Seller’s expense, and notify all obligors under the Purchased Loans that all payments on such Purchased Loans are to be made directly to such Successor Servicer; and (iii) enter onto the property where any Credit Files and related Purchased Loan servicing records are held by Seller and take possession of such documents with or without judicial process, and obtain access to Seller’s data processing equipment and computer hardware and software relating to the servicing of the Purchased Loans and use the foregoing and the information contained therein in any manner Buyer deems necessary for recovery of amounts due from Seller hereunder.

(d) During the existence of an Event of Default, Buyer may complete the sale of any Purchased Loan pursuant to the related Takeout Commitment (with such modifications in light of the Event of Default as may be acceptable to Buyer and the Takeout Investor). In lieu of the sale of a Purchased Loan to the Takeout Investor, Buyer may sell any Purchased Loan at a public or private sale, in a commercially reasonable manner, at such price or prices and on such terms as Buyer may deem satisfactory, and Seller waives any right it may have to prior notice of such a sale to the extent allowed by applicable law; but, if notice is required under applicable law, Buyer will give Seller not less than five (5) days’ notice of any public sale or of the date after which any private sale of the Purchased Loans may be held. Seller agrees that five (5) days’ notice is reasonable notice; and Buyer may, without notice or publication, adjourn any such public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment.

(e) Buyer will incur no liability as a result of the commercially reasonable sale or other disposition of a Purchased Loan at any public or private sale or other disposition. Seller waives (to the extent permitted by law) any claims it may have against Buyer arising from any applicable statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer contained in the Program Documents or any other instrument delivered in connection therewith, and any exercise of remedies hereunder, including claims arising by reason of the fact that the price at which the Purchased Loan may have been sold at a private sale was less than the price that Buyer might have obtained at a public sale, or was less than the aggregate amount of the amounts due to Buyer, even if Buyer accepts the first offer received and does not offer the Purchased Loan to more than one offeree. Any sale of a Purchased Loan under the terms of the related Takeout Commitment will be deemed to have been made in a commercially reasonable manner. The parties recognize that it may not be possible to sell all Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid, and therefore, such a sale shall not require a public purchaser or sale and a good faith private sale shall be deemed to have been done in a commercially reasonable manner.

(f) Proceeds received by Buyer from any such sale pursuant to subSection 8.3(d), or pursuant to the enforcement of any of the foregoing remedies, shall be applied by Buyer (i) first, to payment for the costs and expenses of such sale or enforcement, including reasonable compensation for Buyer’s counsel and agents; (ii) second, to the payment of Repurchase Prices for the Purchased Loans; (iii) third, to the payment of all other sums due from Seller to Buyer; and (iv) fourth, to Seller. In the event the proceeds realized from the sale or other disposition of all Purchased Loans owned by Buyer at the time of an Event of Default are in the aggregate insufficient to pay all amounts owing to Buyer as described in clauses (i) through (iii) above, Seller shall be liable to Buyer for any such deficiency.

(g) In lieu of sale of a Purchased Loan pursuant to subSection 8.3(d), Buyer may elect (by notice to Seller) to hold the Purchased Loan for its own account, in which event Buyer may do so (without further notice to any Person or obligation to Seller) unless Seller gives Buyer notice of objection within five (5) Business Days. If Seller timely lodges such an objection, Buyer may exercise all of the other remedies provided in this Section 8.3, including sale of the Purchased Loan to the Takeout Investor or to another Person pursuant to subSection 8.3(d). If Buyer chooses to hold a Purchased Loan for its own account under this Section 8.3(g), and proceeds realized from the sale or other disposition of the Purchased Loan are in the insufficient to pay all amounts owing to Buyer, Seller shall be liable to Buyer for any such deficiency.

9. True Sales of Mortgage Loans.

9.1 True Sales. FOR THE AVOIDANCE OF DOUBT, BUYER AND SELLER CONFIRM THAT THE TRANSACTIONS CONTEMPLATED HEREIN ARE INTENDED TO BE TRUE SALES FOR PURPOSES OF THE UNITED STATES BANKRUPTCY CODE AND ABSOLUTE ASSIGNMENTS OF THE PURCHASED LOANS BY SELLER TO BUYER (AND THEN BY BUYER TO SELLER) AND NOT BORROWINGS SECURED BY THE PURCHASED LOANS. Buyer shall own each Purchased Loan acquired pursuant to Section 3 hereof and have all right and entitlement appurtenant thereto, including, without limitation, the right to pledge or transfer the Purchased Loan (subject only to any continuing obligations Buyer may have to Seller hereunder), and the right to replace Seller as the servicing agent with respect to such Purchased Loan, all on such terms as it deems appropriate. Seller shall not take any action inconsistent with Buyer’s ownership of a Purchased Loan purchased hereunder and shall not claim any legal, beneficial or other interest in such a Purchased Loan other than its limited right and obligation, under Section 5 hereof, to provide servicing for such Purchased Loan. For the avoidance of doubt, Buyer may, in its sole discretion, assign all of its right, title and interest in, or grant a security interest in, any Purchased Loan purchased hereunder. No notice of such assignment need be given by Buyer to Seller. Assignment by Buyer of a Purchased Loan as provided in this Section 9.1 shall not release Buyer or Seller from its respective obligations under this Agreement.

9.2 Precautionary Security Interest. Without prejudice to the provisions of Section 9.1 and the expressed intent of the parties, in the event that, for any reason, any transaction hereunder concerning a Purchased Loan is construed by any Regulatory Authority as a borrowing or financing, rather than a true sale and absolute conveyance of the Purchased Loan, Seller and Buyer intend and agree that Buyer shall have a perfected first priority security interest in such Purchased Loan purchased hereunder. In such case, Seller shall be deemed to have hereby granted to Buyer (and possession of any promissory notes, instruments or documents by Seller or any Successor Servicer as servicer shall constitute possession on behalf of Buyer for this purpose) a first priority security interest in and lien upon: (i) the Purchased Loan and the Servicing Rights related thereto, (ii) the Mortgage Note, and all other documents comprising the Credit File, the Wet Funding Documents Package or the Dry Funding Documents Package, as applicable, (iii) the Servicing File and Servicing Records, (iv) and all rights of Seller to receive from any third party or to take delivery of any such documents which constitute a part of the Credit File, the Wet Funding Documents Package or the Dry Funding Documents Package, as applicable, Servicing Records or Servicing File, (v) any applicable Takeout Commitment and any purchase agreements or other agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (vi) all related Income, (vii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) all other insurance policies and proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (ix) all other collateral pledged to secure the Purchased Loan, the Custodial Account and all amounts on deposit therein, (x) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments” , “inventory”, “investment property”, “letter of credit rights”, and “securities” accounts” as each of those terms is defined in the UCC, (xii) all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing and all proceeds of any and all of the foregoing (the “Purchased Assets”). Seller shall also be deemed to have granted to Buyer a first priority security interest in and lien upon all Hedging Arrangements applicable to such Purchased Loan, all accounts in which those Hedging Arrangements are held, all rights to payments arising under such Hedging Arrangements, and all proceeds of any of the foregoing, except that this security interest shall apply only to rights and benefits, including rights to payments, related to that Purchased Loan. In such an event, Seller agrees that such security interest shall be of first priority and shall be free and clear of adverse claims, liens and interests. In such event, this Agreement shall constitute a security agreement, and Buyer shall have all of the rights of a secured party under applicable law. Without prejudice to the provisions of Section 9.1 and the expressed intent of the parties, and merely as a precaution in the event that any transaction hereunder may be so construed, Seller authorizes Buyer to file a financing statement for the above-described collateral. The foregoing provisions are intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and the transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of Title 11 of the USC.

9.3 Intent. Seller and Buyer recognize that each purchase transaction hereunder is intended to be a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC, a “securities contract” as that term is defined in Section 741 of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to subSection 8.3 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

The parties hereby agree that all servicing agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(a)(v) of Title 11 of the USC and part of the “contract” as such term is used in Section 741 of Title 11 of the USC.

The parties hereby agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance At, as amended (“FDIA”), then each purchase transaction hereunder shall be a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

10. Seller Representations. All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless whether the subject matter thereof was under the control of Seller or a third party. Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Loan, and Seller makes such representations and warranties in order to induce Buyer to purchase the Purchased Loans. The representations and warranties by Seller in this Agreement with respect to a Purchased Loan shall be unaffected by, and shall supersede, any provision in any endorsement of any Purchased Loan or in any assignment with respect to such Purchased Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. All Seller representations and warranties shall survive delivery of the Dry Funding Documents Packages, the Wet Funding Documents Packages, and the Loan Sale Confirmations, purchase by Buyer of Purchased Loans, delivery of the Credit Files, transfer of the servicing for the Purchased Loans to a Successor Servicer, the Takeout Fundings (if any), repurchases of the Purchased Loans by Seller (if any), and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Purchased Loan documents or related files.

11. Representations and Warranties Concerning Purchased Loans. By each delivery of a Loan Sale Confirmation, Seller shall be deemed to make, as of the effective date of the described sale of the Purchased Loan or Loans (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each date thereafter that such Purchased Loan or Purchased Loans remain subject to this Agreement, each of the representations and warranties set forth in Annex 2 concerning each Purchased Loan then sold to Buyer (as such representations and warranties may be modified by another Annex) and each representation and warranty concerning the Purchased Loan set forth in another applicable Annex.

12. Representations and Warranties Concerning Seller. As a material inducement to enter into this Agreement and the transactions contemplated hereby, Seller represents and warrants as of the Effective Date and as of each day thereafter as follows:

12.1 Organization and Good Standing. Seller and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Seller or a Subsidiary transacts business. Seller has no Subsidiaries except those identified by Seller to Buyer in Exhibit G. With respect to each such Subsidiary, Exhibit G correctly states its name, address, place of incorporation or formation, each state in which it is qualified as a foreign corporation or entity, and the percentage ownership (direct or indirect) of Seller in such Subsidiary.

12.2 Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and each other Program Documents and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Regulatory Authority is required under state or federal law prior to the execution, delivery and performance of or compliance by Seller with this Agreement or any other Program Document or the consummation by Seller of any transaction contemplated thereby, except for those which have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement.

12.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon the properties or assets of Seller, any of the terms, conditions or provisions of Seller’s charter or by-laws or any similar documents of Seller, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

12.4 Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

12.5 Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and the sale, transfer, assignment and conveyance of Purchased Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

12.6 Litigation; Compliance with Laws. There is no Litigation pending or, to Seller’s knowledge threatened, that might cause a Material Adverse Change or that might materially and adversely affect the Purchased Loans to be sold pursuant to this Agreement. Seller has not violated any Requirement of Law applicable to Seller that would, if violated, materially and adversely affect the Purchased Loans to be sold pursuant to this Agreement or that might cause a Material Adverse Change.

12.7 Statements Made. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

12.8 Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.

12.9 Fidelity Bonds. Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greater of (a) $500,000, (b) that amount required by the Takeout Investor, and (c) that amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft, misappropriation, or errors or omissions.

12.10 Solvency. As of the date hereof and immediately after giving effect to each purchase transaction hereunder, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud.

12.11 Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

12.12 Financial Condition. The balance sheets of Seller provided to Buyer pursuant to subSection 3.1(d) hereof (and, if applicable, its Subsidiaries, on a consolidated basis) as at the Statement Date and the Interim Date, and the related statements of income, changes in stockholders’ equity, and cash flows for the periods ended on the Statement Date and the Interim Date heretofore furnished to Buyer, fairly present the financial condition of Seller and its Subsidiaries as at the Statement Date and the Interim Date and the results of its and their operations for the periods ended on the Statement Date and the Interim Date. On the Statement Date and on the Interim Date, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no Material Adverse Change, nor is Seller aware of any state of facts particular to Seller which (with or without notice or lapse of time or both) would or could result in any such Material Adverse Change.

12.13 Regulation U. Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

12.14 Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

12.15 Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, materially or adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in subSection 3.1(d) hereof. Seller and each Subsidiary are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would or could result in a Material Adverse Change. No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller within the cure period provided therein. No liquidation or dissolution of Seller or any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Seller or any of its Subsidiaries or any of their respective properties is pending or, to the knowledge of Seller, threatened.

12.16 Title to Properties. Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements and not prohibited under this Agreement.

12.17 ERISA. All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA; and no proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. No Plan or trust forming a part thereof has been terminated since December 1, 1974.

12.18 Proper Names. Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing.

12.19 No Undisclosed Liabilities. Other than as disclosed in the financial statements delivered pursuant to subSection 3.1(d) and Section 13.7 hereof, Seller does not have any liabilities or Debt, direct or contingent, except for liabilities or Debt which, in the aggregate, do not exceed the amount specified in Annex 1.

12.20 Tax Returns and Payments. All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon its property, income or franchises, which are due and payable have been paid, including, without limitation, all FICA payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in subSection 3.1(d) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller, and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

12.21 Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Takeout Investor by such laws. The foregoing shall not be construed to impose any obligation on Buyer to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

12.22 No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all applicable laws and regulations. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under state and federal statute and regulation.

12.23 Home Ownership and Equity Protection Act. There is no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

12.24 Place of Business and Formation. The principal place of business of Seller is 6200 Oak Tree Blvd., Suite 300, Independence, Ohio. As of the Effective Date, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Annex 1. As of the Effective Date, Seller’s jurisdiction of organization is Ohio.

12.25 No Adverse Selection. Seller used no selection procedures that identified the Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

12.26 MERS. Seller is a member of MERS in good standing.

13. Seller’s Covenants. Seller shall perform the following duties at all times during the term of this Agreement:

13.1 Maintenance of Existence; Conduct of Business. Seller shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including without limitation its eligibility as lender, seller/servicer and issuer described under Section 12.8 hereof; and it shall conduct its business in an orderly and efficient manner and shall keep adequate books and records of its business activities; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement. At any time that Buyer owns MERS Designated Mortgage Loans under this Agreement, Seller shall remain a member of MERS in good standing.

13.2 Compliance with Applicable Laws. Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could materially adversely affect its business, operations, assets, or financial condition, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.

13.3 Inspection of Properties and Books. Seller shall permit authorized representatives of Buyer to (a) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, and (b) inspect all of Seller’s property and all related information and reports at Seller’s expense, all at such reasonable times as Buyer may request. Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

13.4 Notices. During the period of this Agreement, Seller will promptly notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:

(a) any change in Seller’s business address and/or telephone number;

(b) any merger, consolidation or reorganization of Seller, or any changes in Seller’s ownership by direct or indirect means. “Indirect” means any change in ownership of a controlling interest of Seller’s direct or indirect parent;

(c) any change of Seller’s name;

(d) any significant adverse change in Seller’s financial position;

(e) entry of any court judgment or regulatory order in which Seller is or may be required to pay a claim or claims which could have a material adverse effect on Seller’s financial condition, on Seller’s ability to perform its obligations under this Agreement, or on Seller’s ability to continue its operations in a manner similar to its current operations;

(f) the filing of any petition, claim or lawsuit against Seller which could have a material adverse effect on Seller’s financial condition, on Seller’s ability to perform its obligations under this Agreement, or on Seller’s ability to continue its operations in a manner similar to its current operations;

(g) Seller admits to committing, or is found to have committed, a material violation of any law, regulation, or order relating to its business operations, including but not limited to, its loan generation, sale or servicing operations;

(h) the initiation of any investigations, audits, examinations or reviews of Seller by an Agency, by any local, state or federal agency, or any trade association or consumer advocacy group relating to the Origination, sale or servicing of mortgage loans by Seller or the business operations of Seller, with the exception of normally occurring or scheduled audits or examinations by Seller’s regulators;

(i) any disqualification or suspension of Seller by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;

(j) the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guides, disqualify or suspend Seller as a seller or servicing, including, but not limited to, those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide;

(k) the filing, recording or assessment of any federal, state or local tax Lien against it, or any of its assets or any of its Subsidiaries;

(l) the occurrence of any Event of Default hereunder or the occurrence of any Default and continuation thereof for five (5) days,

(m) the suspension, revocation or termination of any of licenses or eligibility of Seller as described under Section 12.8 hereof, or

(n) any other action, event or condition of any nature which may result in a Material Adverse Change or which, with or without notice or lapse of time or both, will constitute a default under any other agreement, instrument or indenture to which Seller is a party or to which its properties or assets may be subject.

13.5 Payment of Debt, Taxes, etc.

(a) Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller or its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided further that book reserves adequate under GAAP shall have been established with respect thereto.

(b) (i) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any governmental authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate governmental authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(ii) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(iii) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this subSection 13.5(b), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(iv) Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a purchaser of Purchased Loans hereunder. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this subSection 13.5(b)(iv) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under subSection 13.5(b)(iii) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(v) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this subSection 13.5(b) shall survive the termination of this Agreement. Nothing contained in this subSection 13.5(b) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(vi) Each party to this Agreement acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

13.6 Insurance. Seller shall maintain (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing Agency requirements applicable to a qualified mortgage originating institution; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) within thirty (30) days after notice from Buyer, obtain such additional insurance as Buyer shall reasonably require, all at the sole expense of Seller. Photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any renewal of or modification to such coverage.

13.7 Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to Buyer:

(a) As soon as available and in any event not later than the Monthly Reporting Date, statements of income and changes in stockholders’ equity and cash flow of Seller and, if applicable, its Subsidiaries, on a consolidated basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by a Responsible Officer of Seller, subject, however, to normal year-end audit adjustments;

(b) As soon as available and in any event not later than the Annual Reporting Date, statements of income, changes in stockholders’ equity and cash flows of Seller, and, if applicable, its Subsidiaries, on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by Seller and acceptable to Buyer, as to said financial statements and a certificate signed by a Responsible Officer of Seller stating that said financial statements fairly present the financial condition and results of operations of Seller (and, if applicable, its Subsidiaries on a consolidated basis) as at the end of, and for, such year;

(c) Together with each delivery of financial statements required in this Section, a Compliance Certificate in the form of Exhibit E-1 on a monthly basis and in addition thereto a Compliance Certificate in the form of Exhibit E-2 on a quarterly basis;

(d) Photocopies of all regular or periodic financial and other reports, if any, which Seller shall file with the SEC or any governmental agency, not later than thirty (30) days after filing, and photocopies of any audits completed by any Agency;

(e) Except to the extent otherwise prohibited by applicable law, within five (5) Business Days of receipt thereof, any communication or notice from any Agency and Regulatory Authority relating to any contemplated audits or compliance reviews of Seller and its mortgage operations and within ten (10) Business Days of the receipt of the compliance and audit reports from such Agency and Regulatory Authority in connection with such audit or compliance reviews, a summary of the findings from such audits or reviews and if requested by Buyer, copies of the full and complete compliance and audit reports received from such Agency and Regulatory Authority and all documents submitted by Seller in connection with any such audits or review by such Agency within ten (10) Business Days of its request; and promptly upon receipt, a copy of any notice from (i) any Agency and Regulatory Authority to the effect that it is or is contemplating withdrawing its approval of Seller as an approved seller and servicer for any Agency or as an approved lender with FHA, VA and HUD, or (ii) any private mortgage insurer which insures any of the Purchased Loans to the effect that it is contemplating withdrawing its approval of Seller as an approved originator of Mortgage Loans insured by such insurer;

(f) Monthly, a report summarizing notices received by Seller requesting the repurchase of (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by Seller to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not Seller is contesting or intends to contest the request or demands);

(g) Not later than thirty days after the start of the Seller’s fiscal year, a budget and projections for such fiscal year in a form reasonably acceptable to the Buyer;

(h) Not less frequently than once every week (and more often if requested by Buyer), a report in form and substance satisfactory to Buyer summarizing the Hedging Arrangements then in effect with respect to all Mortgage Loans currently included in Seller’s mortgage loan pipeline; and

(i) From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Seller as Buyer may reasonably request.

13.8 Limits on Distributions. Seller shall not pay, make or declare or incur any liability to pay, make or declare any payment, dividend, or other distribution, direct or indirect, on or on account of any ownership interest in Seller nor purchase, acquire, redeem or retire any ownership interest in itself whether now or hereafter outstanding, except, so long as no Default or Event of Default exists at such time or will occur as a result of such payment, Seller may pay, make or declare any dividend or other distribution, direct or indirect, on or on account of any shares of its stock.

13.9 Use of Buyer’s Name. Seller shall confine its use of the “Associated” name to those uses specifically authorized by Buyer in writing. Except where required by the federal Real Estate Settlement Procedures Act or HUD’s Regulation X thereunder, in no instance may Seller disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s mortgage loan will be offered for sale to Buyer. Seller may not use Buyer’s name or logo to obtain any mortgage-related services.

13.10 Reporting. In its financial statements Seller will report each sale of a Purchased Loan hereunder as a financing in accordance with GAAP.

13.11 Leverage Ratio. Seller shall not permit the Leverage Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) to exceed the ratio specified in Annex 1 computed as of the end of each calendar month.

13.12 Minimum Tangible Net Worth. Seller shall not permit the Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than the amount specified in Annex 1.

13.13 Reserved.

13.14 Maintenance of Cash. Seller shall maintain, as of the end of each calendar month, Unencumbered Cash in an amount greater than or equal to the amount specified on Annex 1.

13.15 Minimum Interest Coverage. Seller shall not permit the ratio of (a) EBIT to (b) Interest Expense (excluding commitment fees), which shall be tested monthly on a rolling 12 calendar month basis, to be less than the ratio specified in Annex 1.

13.16 Reserved.

13.17 Transactions with Affiliates. Seller will not (i) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this subSection 13.17 to any Affiliate.

13.18 Defense of Title; Preservation of Purchased Assets. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Assets purchased Items against all adverse claims and demands of all Persons whomsoever. Seller shall do all things necessary to preserve the Purchased Assets so that such Purchased Assets remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any governmental authority applicable to Seller or relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules and regulations of any such governmental authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

13.19 Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

13.20 No Amendment or Compromise. Without Buyer’s prior written consent, neither Seller nor those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that a Purchased Loan may be amended or modified if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Loan.

13.21 Loan Determined to be Defective. Upon discovery by Seller that any Purchased Loan is a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.

13.22 Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

13.23 Hedging Arrangements. Seller shall maintain Hedging Arrangements with respect to all Purchased Loans not the subject of Takeout Commitments reasonably satisfactory to Buyer, with Persons reasonably satisfactory to Buyer, in order to mitigate the risk that the Market Value of any such Purchased Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Purchased Loan is purchased by a Takeout Investor or repurchased by Seller. Seller will use its best efforts to cause a Person providing such a Hedging Arrangement to acknowledge Buyer’s precautionary security interest in the Hedging Arrangement and related collateral granted pursuant to Section 9.2, by agreement reasonably satisfactory to Buyer.

13.24 Takeout Commitment—Undesignated. Seller shall make a commercially reasonable effort to obtain a Takeout Commitment for each Undesignated Loan, and Seller shall provide to Buyer a true and correct photocopy of it or information about it (in such format and by such media as Buyer may from time to time determine) as soon as practicable after Seller have obtained the Takeout Commitment. Buyer acknowledges that a Takeout Commitment for an Undesignated Loan may take the form of a bulk trade commitment concerning a number of Undesignated Loans and certain other loans.

13.25 Guarantees. Seller shall not, either directly or indirectly, assume, Guarantee, endorse, or otherwise become liable for the indebtedness or other obligation of any Person or entity except (a) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (b) to the extent the aggregate Guarantees of Seller do not exceed $3,000,000 and (d) under the Seller’s existing contingent liabilities described on Exhibit K hereto.

13.26 Field Audits. Notwithstanding any other rights contained herein, Seller shall permit authorized representatives of Buyer, during regular office hours and upon reasonable notice, to perform annual on-site audits of Seller and its operations. Seller will promptly pay all out-of-pocket costs and expenses incurred by Buyer in connection with any such annual audits.

14. Term. This Agreement shall terminate as to future transactions (a) on July 10, 2012; or (b) by notice of immediate termination from Buyer following the occurrence of, and during the continuance of, an Event of Default; provided, however, that termination shall be immediately effective, without the necessity of a notice from Buyer, upon the occurrence of an Act of Insolvency or (c) by a notice from Seller to terminate its Concentration Limit in full in accordance with Annex 1 hereto. Termination will not affect the obligations of Seller hereunder as to any Purchased Loans purchased prior to the effective date of such termination.

15. Notices; Service.

15.1 Notices. All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person or mailed, first class, return receipt requested, postage prepaid, or delivered by overnight courier, addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a notice to the other. All such communications shall be conclusively deemed to have been properly given or made when duly delivered, in person or by overnight courier, or if mailed on the third Business Day after being deposited in the mails, addressed to the applicable address specified in Annex 1, or to such other address(es) or telex or telecopier number(s) as the party to be served may direct by notice to the other party in the manner hereinabove provided.

15.2 Service. SELLER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PLEADING OR DOCUMENT IN ANY LITIGATION BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR UNDER SECTION 15.1 HEREOF. NOTHING CONTAINED HEREIN SHALL AFFECT BUYER’S RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

16. Fees and Expenses; Indemnity.

16.1 Fees and Expenses. Seller will promptly pay all out-of-pocket costs and expenses incurred by Buyer, including without limitation reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Program Documents, (ii) administration of this Agreement and the other Program Documents and purchase and resale of Purchased Loans by Buyer hereunder, (iii) protection of the Purchased Loans (including, without limitation, all costs of filing or recording any assignments, financing statements and other documents), (iv) performance of permitted due diligence hereunder by Buyer or any agent of Buyer, and (v) enforcement of Buyer’s rights hereunder and under any other Program Document (including, without limitation, costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller, appeals and any anticipated post-judgment collection services).

16.2 Indemnity. In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s directors, officers, agents and employees against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by Buyer or any of them relating to or arising out of this Agreement, any other Program Document or any other related document, or any transaction contemplated hereby or thereby and amendment or waiver thereof, or any breach of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Defective Mortgage Loans. The provisions of Section 16 shall survive the termination of this Agreement.

17. Confidential Information.

17.1 Restrictions on Use of Confidential Information. Seller and Buyer agree not to use Confidential Information of the other for any purpose other than the fulfillment of its obligations under the Agreement. Seller and Buyer shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any Person without the other’s consent. Seller and Buyer shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, agents, subcontractors, and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement and such disclosure is not prohibited by the GLB Act, the regulations promulgated thereunder or other applicable law; provided, however, that Seller and Buyer shall take all reasonable measures to ensure that Confidential Information of the other is not disclosed or duplicated in contravention of these provisions by such officers, agents, subcontractors and employees. Additionally, Buyer may disclose any information about Seller, including Confidential Information, to each other. Seller and Buyer further agree promptly to advise the other in writing of any misappropriation, or unauthorized disclosure or use by any person of Confidential Information which may come to its attention and to take all steps reasonably requested by the other to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use. If the GLB Act, the regulations promulgated hereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

17.2 Controls on Confidential Information. Seller and Buyer shall establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Section, the GLB Act or any other applicable privacy laws and regulations. Without limiting the foregoing, Seller and Buyer shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. Seller and Buyer shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308 364, 568 and 570. To the extent that any duties and responsibilities under the Agreement are delegated to an agent or other subcontractor, reasonable steps shall be taken to ensure that such agents and subcontractor adhere to the same requirements. Seller and Buyer will not make any more copies of the other’s written or graphic materials containing Confidential Information than is necessary for its use under the terms of the Agreement, and each such copy shall be marked with the same proprietary notices as appear on the originals.

17.3 Audits. Notwithstanding any other rights contained herein, Buyer shall have the right, during regular office hours and upon reasonable notice, to perform on-site audits of Seller and its operations to ensure compliance with the terms of the Agreement, GLB and other privacy laws and regulations.

17.4 Confidential Information Not Subject to Restrictions. Notwithstanding anything to the contrary contained herein, neither Seller nor Buyer shall have any obligation with respect to any Confidential Information of the other party, or any portion thereof, which the receiving party can establish by competent proof:

(i) is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of the receiving party;

(ii) is lawfully obtained by the receiving party from a third party which has no obligation to maintain the information as confidential and which provides it to the receiving party without any obligation to maintain the information as proprietary or confidential;

(iii) was known prior to its disclosure to the receiving party without any obligation to keep it confidential as evidenced by the tangible records kept by the receiving party in the ordinary course of its business;

(iv) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information; or

(v) is the subject of a written agreement whereby the disclosing party consents to the use or disclosure of such Confidential Information.

17.5 Required Disclosures. If a receiving party or any of its representatives shall be under a legal obligation in any administrative or judicial circumstance to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice so that the disclosing party may seek a protective order and/or waive the duty of nondisclosure; provided that in the absence of such order or waiver, if the receiving party or any such representative shall, in the opinion of its counsel, stand liable for contempt or suffer other censure or penalty for failure to disclose, disclosure pursuant to the order of such tribunal may be made by the receiving party or its representative without liability hereunder.

17.6 Continued Restrictions. For as long as Seller or Buyer continues to possess or control Confidential Information furnished by the other, and for so long as the Confidential Information remains unpublished, confidential and legally protectable as the property of the disclosing party, except as otherwise specified herein, the receiving party shall make no use of such Confidential Information whatsoever, notwithstanding the termination or expiration of the Agreement. Seller and Buyer acknowledge their understanding that the termination or expiration of the Agreement shall not be deemed to give either a right or license to use or disclose the Confidential Information of the other. Any materials or documents, including copies that contain Confidential Information, shall be promptly returned or destroyed when necessary to prevent disclosure of the Confidential Information to third parties. If any materials are destroyed, rather than returned, as permitted by the previous sentence, the party that destroyed such materials shall provide a certificate to the other party that specifically identifies the materials destroyed and confirm that the materials were in fact destroyed.

17.7 Injunctive Relief Permitted. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the party providing the Confidential Information, and that such party may not be adequately compensated for such injury in monetary damages. Seller and Buyer therefore acknowledge and agree that, in such event, the other shall be entitled to seek any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of disclosure or use, and each consents to the jurisdiction of any federal or state court of competent jurisdiction sitting in the state of Illinois for purpose of any suit hereunder and to service of process therein by certified or registered mail, return receipt requested.

18. Modifications. Consents and Waivers. No modification, amendment or waiver of, or with respect to, any provision of this Agreement or any other instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by Seller from any of the terms or conditions hereof or thereof, shall in any event be effective unless it shall be in writing and signed by Buyer. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on Seller in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. Upon not less than five (5) Business Days’ prior notice to Seller, Buyer may modify any Exhibit or the form of any document referred to in any Exhibit, prospectively, to conform to current legal requirements or Buyer’s practices and, as so modified, those Exhibits and documents will be part of this Agreement.

19. Integration. This Agreement embodies the entire agreement and understanding between Buyer and Seller on the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

20. Remedies Cumulative. Each and every right granted to Buyer hereunder or under any other document delivered hereunder or in connection herewith, or allowed Buyer by law or equity, shall be cumulative and may be exercised from time to time. No course of dealing on the part of Buyer, or any failure on Buyer’s part to exercise, or any delay in exercising, any right shall operate as a waiver thereof or otherwise prejudice the rights, powers and remedies of Buyer. No single or partial exercise of any right shall preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of Seller’s obligations hereunder shall be without regard to any counterclaim, right of offset or any other claim whatsoever which Seller may have against Buyer and without regard to any other obligation of any nature whatsoever which Buyer may have to Seller, and no such counterclaim or offset shall be asserted by Seller, in any action, suit or proceeding instituted by Buyer to enforce this Agreement.

21. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

22. Governing Law; Venue; Jurisdiction and Waiver of Jury Trial. THIS AGREEMENT IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, ALL MATTERS OF CONSTRUCTION, INTERPRETATION, VALIDITY, ENFORCEMENT AND PERFORMANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. ANY DISPUTE ARISING UNDER, INVOLVING THE INTERPRETATION OF, OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS BETWEEN THE PARTIES CONTEMPLATED HEREUNDER SHALL BE ADJUDICATED IN THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF CHICAGO AND STATE OF ILLINOIS. THE PARTIES HEREBY WAIVE ANY OBJECTION TO SUCH COURTS, INCLUDING, WITHOUT LIMITATION, FORUM NON CONVENIENS, AND AGREE THAT SUCH COURTS SHALL HAVE JURISDICTION OVER BOTH THE SUBJECT MATTER OF ANY SUCH DISPUTE, AS WELL AS JURISDICTION OVER THE PARTIES THEMSELVES. IN ANY SUCH DISPUTE, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY.

23. Severability. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect any other clause or provision or such clause or provision in any other jurisdiction.

24. Binding Effect; Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and their respective successors and permitted assigns. It is expressly agreed that Buyer may assign its right to enforce this Agreement as to any Purchased Loan to any party that subsequently purchases such Purchased Loan from Buyer or provides financing to Buyer with respect to such Purchased Loan. The rights and obligations of Seller under this Agreement shall not be assigned or delegated without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion, and any purported assignment or delegation without such consent shall be void.

25. Annexes. Exhibits and Riders. All Annexes, Exhibits and Contract Riders attached hereto are incorporated in this Agreement by this reference.

26. Time of the Essence. Any payment, remittance or transfer of funds due hereunder by one party to the other (or to a designated third party) due on a day that is not a Business Day shall be made on the next succeeding Business Day. TIME IS OF THE ESSENCE WITH REGARD TO THE PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT.

27. Netting. If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the USC (“Section 4402”) and any rules or regulations promulgated thereunder:

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402 and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and the transactions hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any transaction hereunder, the other party (the “Non-defaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Non-defaulting Party to the Defaulting Party (including, in the case of Buyer as the Non-defaulting Party, the amount of any Acquisition Price payable to Seller in respect of any Purchased Loan) by the amount of the payment obligation that the Defaulting Party failed to honor.

28. Continuing Due Diligence. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees to make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Purchase Detail and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to Originate such Purchased Loan. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing due diligence reviews of Seller and its Affiliates, directors, and Subsidiaries and the officers, employees and significant shareholders or members thereof. Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28 shall be paid by Seller.

[Signature Page Follows]

BUYER:
Associated Bank, N.A.

By:	/s/ Thomas J. Connelly
Thomas J. Connelly, Senior Vice President

SELLER:

SIRVA Mortgage, Inc., an Ohio corporation

By:	/s/ Paul Klemme
Paul Klemme, President

Applicable Annexes

[X]	Annex 1	Customized Terms
[X]	Annex 2	Representations and Warranties Concerning Mortgage Loans

Annex 1

Customized Terms

1. Additional Definitions. The following definitions are added to Section 1 of the Agreement:

“Annual Reporting Date” means the date that is ninety (90) days after the end of each fiscal year (see subSection 13.7(b)).

“Conforming Sublimit” means the Sublimit applicable to Conforming Mortgage Loans, which shall be 100% of Seller’s Concentration Limit.

“FHA Sublimit” means the Sublimit applicable to FHA Loans, which shall be 100% of Seller’s Concentration Limit.

“VA Sublimit” means the Sublimit applicable to VA Loans, which shall be 100% of Seller’s Concentration Limit.

“Jumbo Sublimit” means the Sublimit applicable to Jumbo Loans, which shall be 10% of Seller’s Concentration Limit.

“Interim Date” means March 31, 2011.

“Monthly Reporting Date” means the date that is thirty (30) days after the end of each calendar month (see subSection 13.7(a)).

“Non-Utilization Fee” means a fee calculated for any calendar month at the rate of 25 basis points (.25%) per annum of the Unused Amount for such calendar month period; provided that such fee shall be waived for any calendar month period in which the Used Amount for such month is equal to or greater than fifty percent (50%) of Seller’s Concentration Limit; provided further, that such fee shall be waived for the first two (2) calendar months commencing on the 1st day of the 1st calendar month occurring after the date of this Agreement.

“Seller’s Concentration Limit” means $30,000,000.00 at any one time; provided, however, commencing on or after January 11, 2012, Seller may, at any time, without premium or penalty, upon not less than ten (10) Business Days prior written notice to Buyer, reduce or terminate Seller’s Concentration Limit, with any reduction in a minimum amount of Five Million Dollars ($5,000,000), or, if more, in an integral multiple of Five Million Dollars ($5,000,000); provided, however, that (a) Seller may reduce the Seller’s Concentration Limit no more than once each calendar quarter, (b) at no time may the Aggregate Purchase Value exceed the Seller’s Concentration Limit after giving effect to any such reduction, and (c) unless terminated in full, the Seller’s Concentration Limit shall not be reduced to less than Five Million Dollars ($5,000,000). Upon Seller’s termination of Seller’s Concentration Limit in full in accordance with the foregoing, the Agreement shall terminate as to all future transactions and Seller shall repurchase all outstanding Purchased Loans hereunder as of the effective date of such termination and pay Buyer all outstanding amounts due and payable hereunder in connection with such Purchased Loans and any other obligations hereunder.

“Wet Funding Deadline” means the fifth (5th) Business Day after the closing of the Mortgage Loan.

Annex 1 - Page 1

“Wet Funding Sublimit” means the Sublimit applicable to wet funded loans, which shall be 30% of Seller’s Concentration Limit.

“Unused Amount” means the difference obtained by subtracting the Used Portion from Seller’s Concentration Limit.

“Used Amount” means, at the time of any determination, the sum of the arithmetic daily averages of the Acquisition Price of all Mortgage Loans previously purchased by Buyer but not yet either repurchased by Seller or purchased by a Takeout Investor as of such determination. Buyer’s determination of the Used Portion is binding and conclusive, absent manifest error.

2. Modified or Clarified Definitions Terms. The following definitions and terms are clarified or modified, as applicable, as follows:

“Event of Default”: The amount of Debt referenced in clause (xi) of the definition of “Event of Default” in Section 1 of the Agreement is One Hundred Thousand and no/100 Dollars ($100,000.00).

“Investment Return Rate”: The number of basis points referenced in the definition of “Investment Return Rate” in Section 1 of the Agreement is 225 basis points (2.25%) for each Purchased Loan.

No Undisclosed Liabilities: The amount of liabilities and Debt referenced in Section 12.19 of the Agreement is Twenty-Five Thousand and no/100 Dollars ($25,000.00).

Leverage Ratio: The ratio referenced in Section 13.11 of the Agreement is 12.0 to 1.

Minimum Tangible Net Worth: The amount referenced in Section 13.12 of the Agreement is Thirteen Million Five Hundred Thousand and no/100 Dollars ($13,500,000.00).

Maintenance of Cash. The amount of Unencumbered Cash referenced in Section 13.14 of the Agreement is an amount equal to or more than Three Million and no/100 Dollars ($3,000,000.00).

Minimum Interest Coverage Ratio: The ratio referenced in Section 13.15 of the Agreement is **** to ****.

3. Additional Repurchase or Warehouse Facility. Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer) at least one loan repurchase or warehouse facility that provides funding on a committed basis, in an amount equal to at least $****.

4. Notices. Notices to Seller made pursuant to Section 15.1 of the Agreement shall be addressed as follows:

SIRVA Mortgage, Inc.

6200 Oak Tree Blvd., Suite 300

Independence, Ohio 44131

Attention: Paul Klemme

with a copy to:

Annex 1 - Page 2

Attention:

Notices to Buyer made pursuant to Section 15.1 of the Agreement shall be addressed as follows:

Associated Bank, N.A.

130 East Randolph Drive

Chicago, Illinois 60601

Attention: Tom Connally

with a copy to:

Attention:

Annex 1 - Page 3

Annex 2

Representations and Warranties Concerning Mortgage Loans

(a) The information with respect to each Purchased Loan set forth in the related Loan Purchase Detail and Loan Sale Confirmation is true and correct as of the date specified in all material respects;

(b) Each Purchased Loan was completely originated, underwritten, closed, funded and packaged by Seller;

(c) All documentation required to be delivered to Buyer has been so delivered; and the purchase by Buyer of each Purchased Loan constitutes a secondary market transaction under the Real Estate Settlement Procedures Act (“RESPA”);

(d) Each Purchased Loan is subject to a written and binding Takeout Commitment to Seller requiring the Takeout Investor to purchase such loan from Seller at a price at least equal to the Repurchase Price or a Hedging Agreement followed by a Takeout Commitment meeting the foregoing conditions within thirty (30) calendar days of funding such Purchased Loan;

(e) Each Eligible Mortgage Loan has a Mortgagor with a minimum FICO score of at least 620;

(f) Seller is servicing each Purchased Loan in accordance with the terms of this Agreement; the servicing and collection practices used by Seller with respect to each Purchased Loan have been in all respects legal, proper, prudent, and in accordance with the requirements of this Agreement;

(g) Each Mortgage Note evidencing a Purchased Loan bears a fixed or adjustable interest rate; and if a Purchased Loan provides for an adjustable interest rate, then the terms of the related Mortgage Note pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable and such adjustments will not affect the priority of the first lien of the related Mortgage;

(h) Each Purchased Loan is secured by a valid and subsisting first lien of record (or is in the process of being recorded) on the related Mortgaged Property, free and clear of all Liens other than the first Lien of the related Mortgage (which has been validly assigned to Buyer);

(i) Buyer will be the sole owner of each Purchased Loan subject to no liens, charges, mortgages, encumbrances or rights of others;

(j) No Purchased Loan is delinquent;

(k) There is no delinquent tax or assessment lien on the Mortgaged Property securing the related Mortgage, and each Mortgaged Property is free of substantial damage or waste;

(l) The Mortgage and the Mortgage Note of each related Purchased Loan are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage or the Mortgage Note, or the exercise of any rights thereunder, render the Mortgage or the Note invalid or unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

Annex 2 - Page 1

(m) To the best of Sellers knowledge as of the Acquisition Date, there is no mechanics’ lien or claim for work, labor or material affecting the property securing the related Mortgage which is or may be a lien prior to, or equal with, the lien of the related Mortgage;

(n) Each Purchased Loan at the time it was made complied in all material respects with applicable state and federal laws and regulations, including, without limitation, the federal Truth-in-Lending Act and other consumer protection laws, usury, equal credit opportunity, disclosure and recording laws;

(o) With respect to each Purchased Loan either (a) an attorney’s opinion of title has been obtained but no title policy has been obtained or (b) a lender’s title insurance policy, issued in standard American Land Title Association form by a title insurance company authorized to transact business in the state in which the property securing the related Mortgage is situated, in an amount at least equal to the original balance of such Purchased Loan insuring the mortgagee’s interest under the related Purchased Loan as the holder of a valid first mortgage lien of record on the real property described in the related Mortgage, as the case may be, subject only to exceptions acceptable to Buyer in its sole discretion, was effective on the date of the origination of such Purchased Loan, and such policy is valid and thereafter such policy shall continue in full force and effect;

(p) The improvements upon the property securing the related Mortgage are covered by a valid and existing hazard insurance policy with a carrier generally acceptable to Seller that provides for fire and extended coverage representing coverage not less than the least of (A) the outstanding principal balance of the Purchased Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the full insurable value of the property securing the related Purchased Loan, and in any event which is not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to such property in the event of any loss less than the amount of the insurance coverage;

(q) If the property securing the related Mortgage is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such mortgaged property with a carrier generally acceptable to Seller in an amount representing coverage not less than the least of (A) the outstanding principal balance of the related Purchased Loan, (B) the minimum amount required to compensate for damage r loss on a replacement cost basis or (C) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973;

(r) Each Mortgage and Mortgage Note of each related Purchased Loan is the legal, valid and finding obligation of the maker thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Purchased Loan had full legal capacity to execute all documents relating to such Eligible Loan and convey the estate therein purported to be conveyed;

(s) Seller has caused and will cause to be performed any and all acts required to be performed to preserve the rights and remedies of Buyer in any insurance policies applicable to any Purchased Loans transferred by Seller including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of Buyer;

Annex 2 - Page 2

(t) Each original Mortgage securing a related Purchased Loan was recorded or is in the process of being recorded, or, if Seller is registered with MERS, such MERS Mortgage has recorded in the name of MERS, or is in the process of being so recorded , and the ownership of such MERS Mortgage by Buyer has been listed with MERS;

(u) The proceeds of each Purchased Loan have been fully disbursed, and there is no obligation on the part of the mortgagee to make future advances thereunder; any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with; all costs, fees and expenses incurred in making or closing or recording such Eligible Loans were paid;

(v) The related Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the first lien of the corresponding Mortgage;

(w) No Purchased Loan has a shared appreciation feature, or other contingent interest feature;

(x) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Purchased Loan in the event the property securing the related Mortgage is sold without the prior consent of the mortgagee thereunder;

(y) There is no proceeding pending, currently occurring or threatened for the total or partial condemnation of the property securing the related Mortgage;

(z) All of the improvements that were included for the purposes of determining the appraised value of the property securing the related Mortgage lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon such property, and are stated in the title insurance policy and affirmatively insured;

(aa) No improvement located on or being part of the property securing the related Mortgage is in violation of any applicable zoning law or regulation; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of each such property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and such property is lawfully occupied under the applicable law;

(bb) With respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the owner of the related Purchased Loan to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor;

(cc) Each Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the property securing the related Mortgage of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (B) otherwise by judicial foreclosure. There is no homestead or other exemption other than any applicable Mortgagor redemption rights available to the related Mortgagor which would materially interfere with the right to sell the property securing the related Mortgage at a trustee’s sale or the right to foreclose the related Mortgage;

(dd) There is no default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and Seller of such related Purchased Loan has not waived any default, breach, violation or event of acceleration;

Annex 2 - Page 3

(ee) No instrument of release or waiver has been executed in connection with any Purchased Loan, and neither the related Mortgage nor the Mortgagor has been released, in whole or in part;

(ff) Each Purchased Loan was originated based upon an appraisal which complies with the requirements set forth in the FDIC Improvement Act of 1991.

(gg) To the best of Sellers knowledge as of the Acquisition Date, there do not exist any hazardous substances, hazard wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation on any mortgaged property that would give rise to a cause of action under such legislation;

(hh) Reserved;

(ii) Each Purchased Loan is not secured by an interest in a mobile home or a loan secured by a property pursuant to any FHA 203K program;

(jj) Each Purchased Loan was originated by the applicable for the purchase or refinancing of the related Mortgaged Property and was not originated for the purpose of altering, repairing or improving the related Mortgaged Property;

(kk) The Mortgagor of the related Purchased Loan is not an owner, officer, director, member, partner, or agent of Seller or Affiliate of Seller, except upon prior written notice from Seller and approval by Buyer which approval will not be unreasonably withheld;

(ll) Each Purchased Loan accrues interest based upon a calendar year of 365 days;

(mm) Except as permitted by the Buyer, each Purchased Loan is secured by a valid and subsisting first lien Mortgage of record (or is in the process of being recorded) against residential real property consisting of land and a completed one-to-four unit single family dwelling or condominium unit (but not a manufactured home unit or a mobile home, a co-op, or a multi-family dwelling for more than four families) thereon which is fully completed and is or will be occupied by the Mortgagor as a primary residence or a second or vacation home, but in no event shall be used for rental or investment purposes; and

(nn) None of the Purchased Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226 34 of Regulation Z, the regulation implementing MA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) classified and/or defined, as a “high cost”, “threshold”, “predatory” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and/or fees) under any other applicable state, federal or local law, regulation or ordinance.

Annex 2 - Page 4

Exhibit A

Administrative Costs

All usual and customary cost and expenses incurred by Buyer in connection with processing, administering and settling of a Mortgage Loan, currently including without limitation:

(a)	a one-time file fee of $40 for each Purchased Loan; and

(b)	standard wire transfer fees, messenger and overnight courier fees.

Exhibit A

Exhibit B-1

Loan Purchase Detail

Excel Cell	Field	Parameters	Parameters	Parameters	Parameters
A	Mortgagee Loan Name	last name, first name	max 100 chars
B	Originator Loan Number	alpha/numeric	max 50 chars
C	Originator Product Code	alpha/numeric	translatable thru WLS
D	Requested Date	mm/dd/yy	mm-dd-yy	mm/dd/yyyy	mm-dd-yyyy
E	Funds to Send Amount	dollar amount	symbols ok/not required
F	Warehouse Principal	dollar amount	symbols ok/not required
G	Note Amount	dollar amount	symbols ok/not required
H	Note Date	mm/dd/yy	mm-dd-yy	mm/dd/yyyy	mm-dd-yyyy
I	Note Term	numeric	no. of mos.
J	Note Rate	percentage	symbols ok/not required
K	Borrower 1 First Name	alpha	50 chars max.
L	Borrower 1 Last Name	alpha	50 chars max.
M	Borrower 1 SSN	numeric	xxx-xx-xxxx
N	Borrower 1 Income	numeric	symbols ok/not required
O	Borrower 1 Date of Birth	mm/dd/yy	mm-dd-yy	mm/dd/yyyy	mm-dd-yyyy
P	Borrower 2 First Name	alpha	50 chars max.
Q	Borrower 2 Last Name	alpha	50 chars max.
R	Borrower 2 SSN	numeric	xxx-xx-xxxx
S	Borrower 2 Income	numeric	symbols ok/not required
T	Borrower 2 Date of Birth	mm/dd/yy	mm-dd-yy	mm/dd/yyyy	mm-dd-yyyy
U	Address	alpha/numeric	100 chars max
V	City	alpha	50 char max
W	U.S. State	alpha	2 char abbr OR full state name
X	Zip	numeric
Y	County	alpha	50 char max
Z	Investor Name	alpha/numeric	100 char max	translatable thru WLS
AA	Takeout Percent	numeric/percent	symbols ok/not required
AB	Takeout Expiration Date	mm/dd/yy	mm-dd-yy	mm/dd/yyyy	mm-dd-yyyy

Exhibit B-1 – Page 1

Excel Cell	Field	Parameters	Parameters	Parameters	Parameters
AC	Closing Agent Primary Bank ABA Routing No	numeric	must be 9 numeric chars. No dashes/spaces
AD	Closing Agent Final Bank Account Number	numeric	50 char max
AE	MERS Number	numeric	must be 18 numeric chars. No dashes or spaces
AF	Loan Type	alpha/numeric	50 char max	translatable in WLS
AG	Transaction Type	alpha/numeric	50 char max	translatable in WLS
AH	Property Type	alpha/numeric	50 char max	translatable in WLS
AI	Documentation Type	alpha/numeric	50 char max	translatable in WLS
AJ	Lien Position	alpha/numeric	5 char max.	usually 1 or 2
AK	Occupancy	alpha numeric	5 char max	OO or NOO or 2nd
AL	Appraised Value	dollar amount	symbol ok/not req.
AM	Sales Price	dollar amount	symbol ok/not req.
AN	Appraisal Type	alpha/numeric	50 char max	translatable in WLS
AO	Appraiser Company	alpha/numeric	100 char max
AP	Appraiser City	alpha	100 char max
AQ	Appraiser State Abbr	alpha	state abbr or full name
AR	Other Liens	dollar amount	symbol ok/not req
AS	Credit Score	numeric	3 char max
AT	Gross Income	dollar amount	symbol ok/not req
AU	Amortization Type
AV	Recurring Mthly Pmnt

Exhibit B-1 – Page 2

Exhibit B-2

Loan Sale Confirmation

Parties	The parties to this Loan Sale Confirmation are the following:

Seller:

Buyer:	ASSOCIATED BANK, N.A.

Mortgage Loans	THE MORTGAGE LOAN(S) COVERED BY THIS LOAN SALE CONFIRMATION ARE LISTED AND DESCRIBED IN THE ATTACHED SCHEDULE OF MORTGAGE LOAN(S).

Sale:	For value received, Seller hereby conveys to the Buyer all rights, title and interest in and to the following (a) The Mortgage Note and the related Mortgage for each Mortgage Loan; (b) all rights to payment thereunder; (c) all rights related thereto, such as financing statements, guaranties and insurance policies (issued by governmental agencies or otherwise), including (i) mortgage and title insurance policies, (ii) fire and extended coverage insurance policies (including the right, if any, to any return premiums), and (iii) if applicable, FHA insurance, VA guaranties, or private mortgage insurance and all rights, if any, in escrow deposits consisting of impounds, insurance premiums, or other funds held in account thereof; (d) all right, title and interest of the owner of such loan in the real property, including all improvements thereon, and the personal property (tangible and intangible) that are encumbered by such mortgage (or deed of trust) and/or security agreements; (e) all rights to service, administer and/or collect such loan and all rights to the payment of money on account of such servicing, administration and/or collection appraisals, computer programs, tapes, discs, cards, accounting records, and other books, records, information, and data relating to such loan necessary to the administration or servicing of such loan (subject to Seller’s right to service set forth in the Mortgage Loan Repurchase Agreement described below); and (f) all accounts, contract rights (including rights under any applicable Takeout Commitment), and general intangibles constituting or relating to such loan.

Acquisition Price

The price paid for the above-described rights is described (as the “Acquisition Price”) in the attached Schedule of Mortgage Loans.

Seller hereby reaffirms the representations, warranties and covenants made in that certain Mortgage Loan Repurchase Agreement between Seller and Buyer with respect to Seller on and as of the Effective Date stated therein and with respect to the sold Mortgage Loans on the Acquisition Date, and it hereby remakes all such representations, warranties and covenants on and as of the Acquisition Date.

Definitions	Terms used but not defined herein shall have the meanings assigned to them in the above-referenced Mortgage Loan Repurchase Agreement.

EXHIBIT B-2 – Page 1

NAME OF SELLER:

AUTHORIZED SIGNATURE:

NAME AND TITLE:

EXHIBIT B-2 – Page 2

Schedule to Exhibit B-2, Loan Sale Confirmation

SCHEDULE OF MORTGAGE LOANS

SELLER:

DATE:

Mortgage Loan Number	Mortgagor Last Name	Principal Amount	Acquisition Price	Takeout Investor	Takeout Funding Amount

TOTAL

THIS FORM NOT NECESSARY IF SELLER IS TRANSMITTING DATA ELECTRONICALLY

EXHIBIT B-2 – Page 3

Exhibit C

Dry Funding Documents Package

1.	The original, executed Mortgage Note payable to the order of Seller and endorsed “Pay to the order of without recourse” and signed in the name of Seller by an authorized Person.

2.	Unless such Mortgage Loan is a MERS Designated Mortgage Loan, an original Assignment in Blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of Seller by an authorized Person.

3.	Photocopy of Mortgage as signed (with or without recording information on face of document but in the case of a MERS Designated Mortgage Loan, with evidence of the MIN).

4.	Closing Agent’s Wire Instructions.

5.	Photocopy of Takeout Commitment, or Takeout Commitment information in format acceptable to Buyer, except to the extent provided to the contrary in an Annex to this Agreement.

6.	Photocopy of Insured Closing Letter.

7.	Photocopy of “accepted” HUD DE, Fannie Mae DU, Freddie Mac LP, or HUD CHUMS underwriting confirmation.

8.	If a Jumbo Loan, photocopy of Takeout Investor Preapproval.

Wet Funding Documents Package

9.	Unless such Mortgage Loan is a MERS Designated Mortgage Loan, a photocopy of Assignment in Blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of Seller by an authorized Person.

10.	Photocopy of Mortgage Note payable to the order of Seller and prepared for signature of Mortgagor.

11.	Photocopy of Mortgage prepared for signature of Mortgagor (but in the case of a MERS Designated Mortgage Loan, with evidence of the MIN).

12.	Closing Agent’s Wire Instructions.

13.	Photocopy of Takeout Commitment, or Takeout Commitment information in format acceptable to Buyer, except to the extent provided to the contrary in an Annex to this Agreement.

14.	Photocopy of Insured Closing Letter.

15.	Photocopy of “accepted” HUD DE, Fannie Mae DU, Freddie Mac LP, or HUD CHUMS underwriting confirmation.

16.	If a Jumbo Loan, photocopy of Takeout Investor Preapproval.

EXHIBIT C - Page 1

Exhibit D

Intentionally Omitted

EXHIBIT D - Page 1

Exhibit E-1

Monthly Compliance Certificate

SELLER:	SIRVA Mortgage, Inc.

BUYER:	Associated Bank, N.A.

TODAY’S date:	/ / 201

Reporting PERIOD ENDED:	month ended / / 201

This certificate is delivered to Buyer under the Mortgage Loan Repurchase Agreement dated effective as of                     , between Seller and Buyer (the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Seller designated below; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown about (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); (d) the calculations described herein evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto); (e) Seller was, as of the end of the Reporting Period, in compliance and good standing with applicable Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements.

SIRVA Mortgage, Inc.

By:

Name:

Title:

All financial calculations set forth herein are as of the end of the Reporting Period.

I.	ADJUSTED TANGIBLE NET WORTH

II.	LEVERAGE

III.	UNENCUMBERED CASH

IV.	RESERVED

V.	INTEREST COVERAGE RATIO (rolling 12 month period)

EXHIBIT E-1 - Page 1

VI.	RESTRICTION ON DIVIDENDS

VII.	TOTAL MORTGAGE FUNDING FACILITIES

MORTGAGE FUNDING FACILITIES TOTAL	$
AB facility represents no more than 50% of all Available Mortgage Funding Facilities
In compliance?	☐ Yes ☐ No

Please refer to attached worksheet for calculations and verification of I, II, III, IV, V and VI

EXHIBIT E-1 - Page 2

Exhibit E-2

Monthly Compliance Certificate with Additional Quarterly Data for Review

SELLER:	SIRVA Mortgage, Inc.
BUYER:	Associated Bank, N.A.
TODAY’S date:	/ / 2011
Reporting PERIOD ENDED:	month ended / / 2011

This certificate is delivered to Buyer under the Mortgage Loan Repurchase Agreement dated effective as of                     , between Seller and Buyer (the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Seller designated below; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown about (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); (d) the calculations described herein evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto); (e) Seller was, as of the end of the Reporting Period, in compliance and good standing with applicable Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements.

SIRVA Mortgage, Inc.

By:
Name:
Title:

All financial calculations set forth herein are as of the end of the Reporting Period.

I.	ADJUSTED TANGIBLE NET WORTH

II.	LEVERAGE

III.	UNENCUMBERED CASH

IV.	RESERVED

V.	INTEREST COVERAGE RATIO (rolling 12 month period)

EXHIBIT E-2 - Page 1

VI.	RESTRICTION ON DIVIDENDS

VII.	TOTAL MORTGAGE FUNDING FACILITIES

MORTGAGE FUNDING FACILITIES TOTAL	$
AB facility represents no more than 50% of all Available Mortgage Funding Facilities
In compliance?	☐ Yes ☐ No

Please refer to attached worksheet for calculations and verification of I, II, III, IV, V and VI

Additional Data to be included on a Quarterly Basis with Monthly Compliance Certificate

VIII.	INVESTOR SCORECARDS

Please provide most current investor scorecards for all investors with 20% or more of Production

IX.	LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

X.	REPURCHASES

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open Repurchase Requests	$		$
New Repurchase Requests received this Quarter	$		$
Repurchase Requests rescinded this Quarter	$		$	n/a
Repurchase Requests settled this Quarter	$		$
Ending Open Repurchase Requests	$		$

EXHIBIT E-2 - Page 2

*	If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

XI.	INDEMNIFICATION EXPENSES

	Current Month	Year-to-Date
Indemnification Expenses	$	$

All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto. These reports include the following (if none, write “None”):

XII.	DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”:

XIII.	REGULATORY AUDIT AFFIRMATION

I hereby certify that I have delivered to Associated Bank all permissible HUD, State and GSE regulatory audits that have been performed in the past five years. Otherwise, attached hereto for Associated Bank’s review.

EXHIBIT E-2 - Page 3

Exhibit F

Electronic Tracking Agreement

ELECTRONIC TRACKING AGREEMENT

Member Org#

This ELECTRONIC TRACKING AGREEMENT dated as of                    , 201    (this “Agreement”) is by and among ASSOCIATED BANK, N.A., a national banking association (“Bank”), MERSCORP, INC. (“Electronic Agent”), MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC. (“MERS”) and                    , a                    (“Company”).

WHEREAS, the Bank has agreed to purchase from the Company, from time to time at its election, certain residential Mortgage Loans pursuant to the terms and conditions of the Mortgage Loan Repurchase Agreement dated as of                    , between the Bank and the Company, as amended from time to time (the “Repurchase Agreement”); and

WHEREAS, pursuant to the Repurchase Agreement, the Company is obligated to sell Mortgage Loans to the Bank and service the Mortgage Loans pursuant to the terms and conditions of the Repurchase Agreement and to complete all actions necessary to cause the Takeout Funding of Mortgage Loans as defined in the Repurchase Agreement and/or the issuance and delivery to the purchaser of mortgage-backed securities based upon the Mortgage Loans issued or guaranteed by an Agency.

WHEREAS, the Bank and the Company desire to have all Mortgage Loans registered on the MERS® System (defined below) such that the mortgagee of record under each Mortgage (defined below) shall be identified as MERS;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

2. Definitions.

Capitalized terms used in this Agreement shall have the meanings ascribed to them below.

“Affected Loans” shall have the meaning assigned to such term in Section 4(b).

“Agency” shall mean Fannie Mae, Freddie Mac, and Ginnie Mae.

“Agency Guide” shall mean, respecting Ginnie Mae Securities, the Ginnie Mae Mortgage-Backed Securities Guide; respecting Fannie Mae Securities, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; and respecting Freddie Mac Securities, the Freddie Mac Sellers’ and Servicers’ Guide; in each case as such Agency Guide may be amended from time to time.

“Agency Program” shall mean the specific mortgage-backed securities swap or purchase program under the relevant Agency Guide or as otherwise approved by the Agency pursuant to which the Agency Security for a given transaction is to be issued.

“Agency Security” shall mean a fully modified pass-through mortgage-backed certificate guaranteed by Ginnie Mae, a guaranteed mortgage pass-through certificate issued by Fannie Mae, or a mortgage participation certificate issued by Freddie Mac, in each case representing or backed by the Mortgage Pool which is the subject of a transaction. The particular Agency Securities for the relevant Agency are alternatively referred to as: “Ginnie Mae Securities” (in the case of Ginnie Mae), “Fannie Mae Securities” (in the case of Fannie Mae) and “Freddie Mac Securities” (in the case of Freddie Mac).

EXHIBIT F - Page 1

“Agreement” shall have the meaning assigned to it in the preamble hereof.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to effect the assignment of the Mortgage upon recordation.

“Company” shall have the meaning assigned to it in the preamble hereof.

“Confidential Information” shall mean, with respect to any party, all data and information submitted to any party or obtained by any party in connection with the services, including information relating to the Company’s, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information, of any party.

“Electronic Agent” shall have the meaning assigned to it in the preamble hereof.

“Event of Default” shall mean an “Event of Default” as defined in the Repurchase Agreement.

“Fannie Mae” shall mean the Federal National Mortgage Association.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.

“GLB Act” shall mean the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as it may be amended from time to time.

“FHA” shall mean the Federal Housing Administration.

“Ginnie Mae” shall mean the Government National Mortgage Association.

“MERS” shall have the meaning assigned to it in the preamble hereof.

“MERS Procedures Manual” shall mean the MERS Procedures Manual attached as Exhibit B hereto, as it may be amended from time to time.

“MERS Designated Mortgage Loan” shall mean each Mortgage Loan for which MERS is the registered mortgagee of record, as nominee for the Company, the Company is the registered servicer or subservicer, and the Bank is the registered interim funder of record on the MERS® System, all in accordance with the MERS Procedures Manual.

“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” shall mean a lien, mortgage or deed of trust securing a Mortgage Note.

“Mortgage Loan” shall mean each mortgage loan that is purchased by the Bank pursuant to the Repurchase Agreement, secured by a one- to four-family residence.

EXHIBIT F - Page 2

“Mortgage Loan Documents” shall mean the originals of the Mortgage Notes and other documents and instruments.

“Mortgage Note” shall mean a promissory note or other evidence of indebtedness of the obligor thereunder, representing a Mortgage Loan, and secured by the related Mortgage.

“Mortgage Pool” shall mean a designated pool of fully amortizing Mortgage Loans.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“Notice of Default” shall mean a notice from the Bank that an Event of Default has occurred and is continuing.

“Opinion of Counsel” shall mean a written opinion of counsel in form and substance reasonably acceptable to the Bank.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Repurchase Agreement” shall have the meaning assigned to such term in the preamble hereof.

“Third Party Claim” shall mean any action or claim is brought against Bank by a third party, including the Company.

“VA” shall mean the Department of Veterans Affairs.

3. Appointment of the Electronic Agent.

(a) The Bank and the Company, by execution and delivery of this Agreement, each does hereby appoint MERSCORP, Inc. as the Electronic Agent, subject to the terms of this Agreement, to perform the obligations set forth herein.

(b) MERSCORP, Inc., by execution and delivery of this Agreement, does hereby (i) agree with the Bank and the Company, subject to the terms of this Agreement, to perform the services set forth herein, and (ii) accept its appointment as the Electronic Agent.

4. Designation of MERS as Mortgagee of Record; Designation of Investor and Servicer of Record in MERS.

The Company represents and warrants that (a) it has designated or shall designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Company, with respect to the pledged Mortgage Loans in accordance with the MERS Procedures Manual and (b) it has designated or will promptly designate itself as the servicer or subservicer in the MERS® System for each such pledged Mortgage Loan (each pledged Mortgage Loan, so designated is a “MERS Designated Mortgage Loan”), and the Company will add Associated as a Vendor so that the Associated may add its Org ID # (                     ) to the interim funder field on the MERS® System with respect to each MERS Designated Mortgage Loan.

EXHIBIT F - Page 3

5. Obligations of the Electronic Agent.

(a) The Electronic Agent shall ensure that MERS, as the mortgagee of record under each MERS Designated Mortgage Loan, shall promptly forward all properly identified notices MERS receives in such capacity to the person or persons identified on the MERS® System as the servicer or if a subservicer is identified on the MERS® System, the subservicer for such MERS Designated Mortgage Loan.

(b) Upon receipt of a Notice of Default, in the form of Exhibit C, from the Bank in which the Bank shall identify the MERS Designated Mortgage Loans with respect to which the Company’s right to act as servicer or subservicer thereof has been terminated by the Bank (the “Affected Loans”), the Electronic Agent shall modify the investor fields and/or servicer fields to reflect the investor and/or servicer on the MERS® System as the Bank or the Bank’s designee with respect to such Affected Loans. Following such Notice of Default, the Electronic Agent shall promptly follow the instructions of the Bank with respect to the Affected Loans without further consent of or notice to the Company, and shall deliver to the Bank any documents and/or information (to the extent such documents or information are in the possession or control of the Electronic Agent) with respect to the Affected Loans requested by the Bank.

(c) Upon the Bank’s request and instructions, and at the Company’s sole cost and expense, the Electronic Agent shall deliver to the Bank or the Bank’s designee, with respect to each Affected Loan as to which a request is made, an Assignment of Mortgage from MERS, in blank, in recordable form but unrecorded with respect to each Affected Loan; provided however, that the Electronic Agent shall not be required to comply with the foregoing unless the costs and expenses of doing so shall be paid by the Company or a third party.

(d) The Electronic Agent shall promptly notify the Bank in writing if it has actual knowledge that any mortgage, pledge, lien, security interest or other charge or encumbrance exists with respect to any of the Mortgage Loans. Upon the reasonable request of the Bank, the Electronic Agent shall review the MERS field designated “interim funder” and shall notify the Bank in writing if any Person (other than the Bank) is identified in the field designated “interim funder”.

(e) In the event that (i) the Company, the Electronic Agent or MERS shall be served by a third party with any type of levy, attachment, writ or court order with respect to any MERS Designated Mortgage Loan or (ii) a third party shall institute any court proceeding by which any MERS Designated Mortgage Loan shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the Electronic Agent shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings.

(f) Upon the request of the Bank, the Electronic Agent shall run a query with respect to any and all specified fields with respect to any or all of the MERS Designated Mortgage Loans and, if requested by the Bank, shall change the information in such fields in accordance with the Bank’s instructions.

(g) MERS, as mortgagee of record for the MERS Designated Mortgage Loans, shall promptly take all such actions as may be required by a mortgagee in connection with servicing the MERS Designated Mortgage Loans at the request of the applicable servicer identified on the MERS® System, including, but not limited to, executing and/or recording, any modification, waiver, subordination agreement, instrument of satisfaction or cancellation, partial or full release, discharge or any other comparable instruments, at the sole cost and expense of the Company and only if such costs and expenses are paid by the Company or a third party.

EXHIBIT F - Page 4

(h) MERS has caused certain officers of the Bank to be appointed officers of MERS with respect to the MERS Designated Mortgage Loans, with the power to wield all of the powers specified in the Corporate Resolution dated November 20, 2003, of which a facsimile thereof is attached hereto as Exhibit D.

6. Audits and Access to Information.

(a) Upon reasonable notice from Bank or any regulatory authority, the Electronic Agent and MERS shall provide such auditors and inspectors as Bank or the regulatory authority may designate, with reasonable access during normal business days and hours to the Company’s service locations for the purpose of performing audits or inspections of the Company’s business with the Bank with regard to this Agreement. The Electronic Agent and MERS shall provide such auditors and inspectors any assistance that they may reasonably require. The Company shall pay all out-of-pocket costs and expenses of MERS, the Electronic Agent, or the Bank with regard to such audit or inspection. The Electronic Agent and MERS shall not be required to provide such auditors and inspectors access to data or any information other than that related to loans pledged to or purchased by Bank. Neither the Electronic Agent nor MERS is under the authority of any regulatory agency. Therefore, if any audit by an auditor designated by Bank or a regulatory authority results in the auditor or regulatory authority determining under their own guidelines that the Electronic Agent and MERS is not in compliance with any regulation or other audit requirement that the auditor or regulatory authority may have relating to similar services provided, the Electronic Agent and MERS shall have the option of either voluntarily within the period of time specified by such auditor or regulatory authority, comply with such auditor or regulatory authority, bearing all such costs of compliance, or may terminate this Agreement with no penalties or costs incurred.

(b) The Electronic Agent and MERS shall (1) retain records and supporting documentation sufficient to document the services provided to Bank under this Agreement during the term of the Agreement and for a period of time following expiration or termination of this Agreement consistent with the Electronic Agent’s and MERS record retention practices, and (2) upon notice from Bank, provide Bank with reasonable access to such records and documentation, provided that such documentation does not disclose Confidential Information.

(c) The Electronic Agent and MERS will ensure continuity of services by continuing to maintain a disaster recovery plan for recovery of the services. The Electronic Agent and MERS have provided Bank with a written summary of its disaster recovery plan. The Electronic Agent and MERS shall test its disaster recovery plan at least once annually. Upon request, the Electronic Agent and MERS shall notify Bank of the summary results of any tests which include Bank’s loans. The Electronic Agent and MERS shall implement the plan upon the occurrence of a disaster. In the event of a disaster, the Electronic Agent and MERS shall not increase its charges under this Agreement or charge Bank any additional fees. Bank shall also maintain a Disaster Recovery Plan, and in the event of a disaster, Electronic Agent and MERS shall not be liable for any damages or penalties incurred to the extent that they are caused by Bank’s inability or failure to perform its duties and responsibilities under this Agreement as a result of such disaster. If a disaster causes the Electronic Agent and MERS to allocate limited resources between or among its customers, Bank shall receive at least the same priority as such other customers in respect of such allocation.

(d) All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Except as required by this Agreement or the Repurchase Agreement, no party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential

EXHIBIT F - Page 5

Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the GLB Act, the regulations promulgated thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Section shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (1) is developed by the other party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the effective date between the parties or (5) is rightfully received by a party free of any obligation of confidentiality. If the GLB Act, the regulations promulgated thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this section.

7. Representations of the Electronic Agent and MERS.

The Electronic Agent and MERS hereby represent and warrant as of the date hereof that:

(a) each of the Electronic Agent and MERS has the power and authority and the legal right to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(c) this Agreement has been duly executed and delivered on behalf of the Electronic Agent and MERS and constitutes a legal, valid and binding obligation of the Electronic Agent and MERS enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the Electronic Agent and MERS will maintain at all times insurance policies for fidelity and errors and omissions in amounts of at least three million dollars ($3,000,000) and five million dollars ($5,000,000) respectively, and a certificate and policy of the insurer shall be furnished to the Bank upon request and shall contain a statement of the insurer that such insurance will not be terminated prior to 30 days’ written notice to the Bank.

8. Covenants of MERS.

(a) MERS shall (i) not incur any indebtedness other than in the ordinary course of its business, (ii) not engage in any dissolution, liquidation, consolidation, merger or sale of assets, (iii) not engage in any business activity in which it is not currently engaged, (iv) not take any action that might cause MERS to become insolvent, (v) not form, or cause to be formed, any subsidiaries, (vi) maintain books and records separate from any other person or entity, (vii) maintain its bank accounts separate from any other person or entity, (viii) not commingle its assets with those of any other person or entity and

EXHIBIT F - Page 6

hold all of its assets in its own name, (ix) conduct its own business in its own name, (x) pay its own liabilities and expenses only out of its own funds, (xi) observe all corporate formalities, (xii) enter into transactions with affiliates only on each such transaction is intrinsically fair, commercially reasonable, and on the same terms as would be available in an arm’s length transaction with a person or entity that is not an affiliate, (xiii) pay the salaries of its own employees from its own funds, (xiv) maintain a sufficient number of employees in light of its contemplated business operations, (xv) not guarantee or become obligated for the debts of any other entity or person, (xvi) not hold out its credit as being available to satisfy the obligation of any other person or entity, (xvii) not acquire the obligations or securities of its affiliates or owners, including partners, members or shareholders, as appropriate, (xviii) not make loans to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (except for cash and investment-grade securities), (xix) allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of any affiliate, (xx) use separate stationery, invoices, and checks bearing its own name, (xxi) not pledge its assets for the benefit of any other person or entity, (xxii) hold itself out as a separate identity, (xxiii) correct any known misunderstanding regarding its separate identity, (xxiv) not identify itself as a division of any other person or entity, (xxv) maintain adequate capital in light of its contemplated business operations, and (xxvi) conduct all operations in compliance with any federal, state or local laws and regulations and shall maintain all necessary licenses, permits and the like required to conduct its operations as set forth in this Agreement.

(b) MERS agrees that in no event shall MERS’ status as mortgagee of record with respect to any MERS Designated Mortgage Loan confer upon MERS any rights or obligations as an owner of any MERS Designated Mortgage Loan or the servicing rights related thereto, and MERS will not exercise such rights unless directed to do so by the Bank.

9. Covenants of Company.

(a) The Company covenants and agrees with the Bank that with respect to each MERS Designated Mortgage Loan, it will not identify any party except the Bank in the field “interim funder” on the MERS® System.

(b) The Company will provide the Bank with MERS Identification Numbers for each MERS Designated Mortgage Loan that the Bank has extended credit on, for which MERS is the mortgagee of record.

10. No Adverse Interest of the Electronic Agent or MERS.

By execution of this Agreement, the Electronic Agent and MERS each represents and warrants that it currently holds, and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any MERS Designated Mortgage Loan. The MERS Designated Mortgage Loans shall not be subject to any security interest, lien or right to set-off by the Electronic Agent, MERS, or any third party claiming through the Electronic Agent or MERS, and neither the Electronic Agent nor MERS shall pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the MERS Designated Mortgage Loans.

11. Indemnification of the Bank.

The Electronic Agent agrees to indemnify and hold the Bank and its designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys’ fees, that the Bank may sustain arising out of any breach by the Electronic Agent of this Agreement, the Electronic Agent’s negligence, bad faith or willful

EXHIBIT F - Page 7

misconduct, its failure to comply with the Bank’s instructions hereunder or to the extent caused by delays or failures arising out of the inability of the Bank or the Electronic Agent to access information on the MERS® System. In the event of a Third Party Claim for which the Electronic Agent or MERS is responsible for indemnification under this section, the Bank, at its sole discretion, may request by written notice that the Electronic Agent or MERS indemnify and assume the defense of any such Third Party Claim. The Electronic Agent or MERS shall have thirty (30) days from the receipt of such notice to agree in writing to indemnify and assume the defense of any such Third Party Claim. The parties shall cooperate in the defense of any Third Party Claims. The foregoing indemnification shall survive any termination or assignment of this Agreement.

12. Reliance of the Electronic Agent.

(a) In the absence of bad faith on the part of the Electronic Agent, the Electronic Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate or other document furnished to the Electronic Agent, reasonably believed by the Electronic Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement.

(b) Notwithstanding any contrary information which may be delivered to the Electronic Agent by the Company, the Electronic Agent may conclusively rely on any information or Notice of Default delivered by the Bank, and the Company shall indemnify and hold the Electronic Agent harmless for any and all claims asserted against it for any actions taken in good faith by the Electronic Agent in connection with the delivery of such information or Notice of Default.

13. Fees.

It is understood that the Electronic Agent or its successor will charge such fees and expenses for its services hereunder as set forth in a separate agreement between the Electronic Agent and the Company. The Electronic Agent shall give prompt written notice of any disciplinary action instituted with respect to the Company’s failure to pay any fees required in connection with its use of the MERS® System, and will give written notice at least thirty (30) days’ prior to any revocation of the Company’s membership in the MERS® System.

14. Resignation of the Electronic Agent; Termination.

(a) The Bank has entered into this Agreement with the Electronic Agent and MERS in reliance upon the independent status of the Electronic Agent and MERS, and the representations as to the adequacy of their facilities, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Neither the Electronic Agent nor MERS shall assign this Agreement or the responsibilities hereunder or delegate their rights or duties hereunder (except as expressly disclosed in writing to, and approved by, the Bank) or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets without providing the Bank with at least 60 days’ prior written notice thereof.

(b) Neither the Electronic Agent nor MERS shall resign from the obligations and duties hereby imposed on them except by written mutual consent of the Electronic Agent, MERS and the Bank, or upon the determination that the duties of the Electronic Agent and MERS hereunder are no longer permissible under applicable law or regulation and such incapacity cannot be cured by the Electronic Agent and MERS. Any such determination permitting the resignation of the Electronic Agent and MERS shall be evidenced by an Opinion of Counsel to such effect delivered to the Bank which Opinion of Counsel shall be in form and substance acceptable to the Bank. No such resignation shall become effective until the Electronic Agent and MERS have delivered to the Bank all of the Assignments of Mortgage, in blank, in recordable form but unrecorded for each MERS Designated Mortgage Loan identified by the Bank as collateralized by the Bank.

EXHIBIT F - Page 8

15. Removal of the Electronic Agent.

(a) The Bank, with or without cause, may remove and discharge the Electronic Agent and MERS from the performance of its duties under this Agreement with respect to some or all of the MERS Designated Mortgage Loans by written notice from the Bank to the Electronic Agent and the Company.

(b) In the event of termination of this Agreement, at the Company’s sole cost and expense, the Electronic Agent shall follow the instructions of the Bank for the disposition of the documents in its possession pursuant to this Agreement, and deliver to the Bank an Assignment of Mortgage, in blank, in recordable form but unrecorded for each MERS Designated Mortgage Loan identified by the Bank as collateralized by the Bank. Notwithstanding the foregoing, in the event that the Bank terminates this Agreement with respect to some, but not all, of the MERS Designated Mortgage Loans, this Agreement shall remain in full force and effect with respect to any MERS Designated Mortgage Loans for which this Agreement is not terminated hereunder. Notwithstanding any termination of this Agreement, the provisions of Sections 10 shall survive any termination.

16. Notices.

All written communications hereunder shall be delivered, via facsimile or by overnight courier, to the Electronic Agent and/or the Bank and/or the Company and/or MERS as indicated on the signature page hereto, or at such other address as designated by such party in a written notice to the other parties. All such communications shall be deemed to have been duly given when transmitted by facsimile and the receipt of which is acknowledged, or in the case of a mailed/couriered notice, upon receipt, in each case given or addressed as aforesaid.

17. Term of Agreement.

(a) Unless otherwise terminated pursuant to Section 14(a), this Agreement shall continue to be in effect until terminated by either the Bank or the Electronic Agent sending written notice to the other parties of this Agreement at least thirty (30) days prior to said termination.

(b) Upon the termination of this Agreement by the Electronic Agent, the Electronic Agent shall, at the Electronic Agent’s sole cost and expense, execute and deliver to the Bank or its designee an Assignment of Mortgage with respect to each MERS Designated Mortgage Loan identified by the Bank, in blank, in recordable form but unrecorded. In the event that this Agreement is terminated by the Bank without cause, the duties of the Electronic Agent in the preceding sentence shall be at the sole cost and expense of the Company. In addition, the Bank and the Electronic Agent may, at the sole option of the Bank, enter into a separate agreement which shall be mutually acceptable to the parties with respect to any or all of the MERS Designated Mortgage Loans with respect to which this Agreement is terminated.

18. Authorizations.

Any of the persons whose signatures and titles appear on Exhibit A-l and Exhibit A-2 hereto are authorized, acting singly, to act for the Bank, the Company or the Electronic Agent, as the case may be, under this Agreement. The parties may change the information on Exhibit A-l and Exhibit A-2 hereto from time to time but each of the parties shall be entitled to rely conclusively on the then current Exhibit until receipt of a superseding exhibit.

EXHIBIT F - Page 9

19. Amendments.

This Agreement may be amended from time to time only by written agreement of the Bank, the Company and the Electronic Agent.

20. Severability.

If any provision of this Agreement is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision, and this Agreement shall be enforced to the fullest extent required by law.

21. Binding Effect.

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

22. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BANK, THE COMPANY, THE ELECTRONIC AGENT AND MERS EACH IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, OR IN THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK OR EASTERN DISTRICT OF NEW YORK, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT EXPRESSLY AND IRREVOCABLY ASSENT AND SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

23. Waiver of Jury Trial.

THE BANK, THE COMPANY, THE ELECTRONIC AGENT AND MERS EACH IRREVOCABLY AGREES TO WAIVE ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING AGAINST IT ARISING OUT OF, OR RELATED IN ANY MANNER TO, THIS AGREEMENT OR ANY RELATED AGREEMENT.

24. Execution.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.

25. Cumulative Rights.

The rights, powers and remedies of the Electronic Agent, MERS, the Company and the Bank under this Agreement shall be in addition to all rights, powers and remedies given to the Electronic Agent, MERS, the Company and the Bank by virtue of any statute or rule of law, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s rights in the Mortgage Loans.

EXHIBIT F - Page 10

26. Status of Electronic Agent.

Nothing herein contained shall be deemed or construed to create a partnership, joint venture between the parties hereto and the services of the Electronic Agent and MERS shall be rendered as independent contractors for the Bank and the Company. Other than the obligations of the Electronic Agent and MERS expressly set forth herein, the Electronic Agent and MERS shall have no power or authority to act as agent for the Bank or the Company pursuant to any grant of authority made under or pursuant to this Agreement.

EXHIBIT F - Page 11

IN WITNESS WHEREOF, the Bank, the Company, the Electronic Agent and MERS have duly executed this Agreement as of the date first above written.

, as Company

By:
Name:
Title:

Address for Notices:

Attn:
Title:
Telecopier:
Telephone:

EXHIBIT F - Page 12

Associated Bank, N.A., a national banking association, as Bank

By:
Name:
Title: Vice President

Address for Notices:

Attn:
Title: Vice President

Telecopier:
Telephone:

EXHIBIT F - Page 13

MERSCORP, INC., as Electronic Agent

By:
Name:

Title:

Address for Notices:

MERSCORP, Inc.

1818 Library Street, Suite 300

Reston, Virginia 20190

Attn: , Esq.

Telecopier No.: 703-748-0183

Telephone No.: 703-761-1270

MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC., as MERS

By:
Name:

Title: Treasurer

Address for Notices:

MERSCORP, Inc.

1818 Library Street, Suite 300 Reston, Virginia 20190

Attn: , Esq.

Telecopier No.: 703-748-0183

Telephone No.: 703-761-1270

EXHIBIT F - Page 14

EXHIBIT A-1 TO ELECTRONIC TRACKING AGREEMENT

LIST OF AUTHORIZED PERSONS OF COMPANY

COMPANY AUTHORIZATIONS:

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for the Company under this Agreement:

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT F - Page 15

EXHIBIT A-2 TO ELECTRONIC TRACKING AGREEMENT

LIST OF AUTHORIZED PERSONS OF BANK, ELECTRONIC AGENT, AND MERS

EXHIBIT F - Page 16

EXHIBIT B TO ELECTRONIC TRACKING AGREEMENT

MERS PROCEDURES MANUAL

Shall be found on the MERS website: http://www.mersinc.org

EXHIBIT F - Page 17

EXHIBIT C TO ELECTRONIC TRACKING AGREEMENT

NOTICE OF DEFAULT

                             ,

Attention:

MERSCORP, Inc.

1595 Spring Hill Road, Suite 310

Vienna, VA 22182

Ladies and Gentlemen:

Please be advised that this Notice of Default is being issued pursuant to Section 4(b) of that certain Electronic Tracking Agreement (the “Electronic Tracking Agreement”), dated as of                         , 201         , by and among Associated Bank, N.A., a national banking association (the “Bank”),                                         (the “Company”), MERSCORP, Inc. (the “Electronic Agent”) and Mortgage Electronic Registration Systems, Inc. (“MERS”). The Affected Loans are listed on the attached Schedule 1 (including the mortgage identification numbers). Accordingly, the Electronic Agent shall not accept instructions from the Company, the servicer, any subservicer and from no party other than the Bank with respect to such Mortgage Loans, until otherwise notified in writing by the Bank.

Any terms used herein and not otherwise defined shall have such meaning specified in the Electronic Tracking Agreement.

By:

Title:

EXHIBIT F - Page 18

EXHIBIT D TO ELECTRONIC TRACKING AGREEMENT

RESOLUTION

Be it Resolved that the attached list of candidates are employees of Associated Bank, N.A., a national banking association, a Member of Mortgage Electronic Registration Systems, Inc. (MERS), and are hereby appointed as assistant secretaries and vice presidents of MERS, and, as such, are authorized to:

1. release the lien of any mortgage loan registered on the MERS System that is shown to be registered to the Member;

2. assign the lien of any mortgage loan naming MERS as the mortgagee when the Member is also the current promissory note-holder, or if the mortgage loan is registered on the MERS System, is shown to be registered to the Member;

3. execute any and all documents necessary to foreclose upon the property securing any mortgage loan registered on the MERS System that is shown to be registered to the Member, including but not limited to (a) substitution of trustee on Deeds of Trust, (b) Trustee’s Deeds upon sale on behalf of MERS, (c) Affidavits of Non-military Status, (d) Affidavits of Judgment, (e) Affidavits of Debt, (f) quitclaim deeds, (g) Affidavits regarding lost promissory notes, and (h) endorsements of promissory notes to VA or HUD on behalf of MERS as a required part of the claims process;

4. take any and all actions and execute all documents necessary to protect the interest of the Member, the beneficial owner of such mortgage loan, or MERS in any bankruptcy proceeding regarding a loan registered on the MERS System that is shown to be registered to the Member, including but not limited to: (a) executing Proofs of Claim and Affidavits of Movant under 11 U.S.C. Sec. 501-502, Bankruptcy Rule 3001-3003, and applicable local bankruptcy rules, (b) entering a Notice of Appearance, (c) vote for a trustee of the estate of the debtor, (d) vote for a committee of creditors, (e) attend the meeting of creditors of the debtor, or any adjournment thereof, and vote on behalf of the Member, the beneficial owner of such mortgage loan, or MERS, on any question that may be lawfully submitted before creditors in such a meeting, (f) complete, execute, and return a ballot accepting or rejecting a plan, and (g) execute reaffirmation agreements;

5. take any and all actions and execute all documents necessary to refinance, subordinate, amend or modify any mortgage loan registered on the MERS System that is shown to be registered to the Member;

6. endorse checks made payable to Mortgage Electronic Registration Systems, Inc. to the Member that are received by the Member for payment on any mortgage loan registered on the MERS System that is shown to be registered to the Member;

7. take any such actions and execute such documents as may be necessary to fulfill the Member’s servicing obligations to the beneficial owner of such mortgage loan (including mortgage loans that are removed from the MERS System as a result of the transfer thereof to a non-member of MERS).

I,                          , being the Corporate Secretary of Mortgage Electronic Registration Systems, Inc., hereby certify that the foregoing is a true copy of a Resolution duly adopted by the Board of Directors of said corporation effective as of the     th day of                 , 201    , which is in full force and effect on this date and does not conflict with the Certificate of Incorporation or By-Laws of said corporation.

EXHIBIT F - Page 19

                                                 , Secretary

EXHIBIT F - Page 20

SCHEDULE 1 TO EXHIBIT D OF ELECTRONIC TRACKING AGREEMENT

Associated Bank, N.A., a national banking association

Mortgage Electronic Registration Systems, Inc

Certifying Officers

(in alphabetical order by last name)

EXHIBIT F - Page 21

Exhibit G

Seller Subsidiaries

[TO BE PROVIDED BY SELLER]

EXHIBIT G - Page 1

Exhibit H

Subservicer Instruction Letter

                 , 201

, as Subservicer

Attention:

Re:	Mortgage Loan Repurchase Agreement, dated as of [ ] (“Repurchase Agreement”), by and between Associated Bank, N.A., (“Buyer”’) and [SELLER], (“Seller”)

Ladies and Gentlemen:

As subservicer of those mortgage loans described on Schedule 1 hereto, which may be amended or updated from time to time (the “Mortgage Loans”) pursuant to that Servicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Mortgage Loans pursuant to the above-referenced Repurchase Agreement.

You agree to service the Mortgage Loans in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between You and the Buyer.

Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement (the “Default Notice”), you, as Subservicer, hereby agree to remit all payments or distributions made with respect to such Mortgage Loans, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

[wire instructions]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructions you in writing otherwise.

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, You shall (x) follow the instructions of Buyer with respect to the Mortgage Loans and deliver to a Buyer any information with respect to the Mortgage Loans reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and Seller or otherwise. Notwithstanding anything to the contrary herein or in

EXHIBIT H - Page 1

the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to such Event of Default or otherwise owed to You in respect of the period of time prior to such Event of Default.

[NO FURTHER TEXT ON THIS PAGE]

EXHIBIT H - Page 2

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [                             ], Attention: [             ], Telephone: [                 ], Facsimile: [             ].

Very truly yours,

[SELLER]

By:

Name

Title:

Acknowledged and Agreed as of this day of , 201 :

[SUBSERVICER]

By:

Name:

Title:

EXHIBIT H - Page 3

Exhibit I

Intentionally Omitted

EXHIBIT I - Page 1

EXHIBIT J

POWER OF ATTORNEY

                                                                                      (“Seller”) has entered into that certain Mortgage Loan Repurchase Agreement dated as of                 , 201     , as the same may be amended or supplemented from time to time (the “Repurchase Agreement”), by and between Seller and Associated Bank, N.A. All capitalized terms not defined herein shall have the meanings given them in the Repurchase Agreement.

Seller hereby irrevocably constitutes and appoints Associated Bank, N.A. and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (“Attorney in Fact”) with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, exercisable by the Attorney in Fact in each case other than with respect to filing financing statements only upon the occurrence and continuance of an Event of Default hereunder, for the purpose of carrying out the terms of this Repurchase Agreement, including without limitation, to take any and all appropriate action and execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, to file such financing statement or statements relating to the Mortgage Loans as Attorney in Fact at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Attorney in Fact the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Mortgage Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Attorney in Fact for the purpose of collecting any and all such moneys due with respect to any other Mortgage Loans whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or against the Mortgage Loans;

(iii) to execute, in connection with any sale of Mortgage Loans, any endorsements, assignments or other instruments of conveyance or transfer;

(iv) (A) to direct any party liable for any payment under any Mortgage Loans to make payment of any and all moneys due or to become due thereunder directly to Attorney in Fact or as Attorney in Fact shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Mortgage Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Mortgage Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Mortgage Loans or any proceeds thereof and to enforce any other right in respect of any Mortgage Loans; (E) to defend any suit, action or proceeding brought against Seller with respect to any Mortgage Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Attorney in Fact may deem appropriate; (G) to send “goodbye” and “hello” letters on Seller’s or Subservicer’s behalf, and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Mortgage Loans as fully and completely as though Attorney in Fact were the absolute owner thereof for all purposes, and to

EXHIBIT J - Page 1

do, at Attorney in Fact’s option and Seller’s expense, at any time, and from time to time, all acts and things which Attorney in Fact deems necessary to protect, preserve or realize upon the Mortgage Loans and Attorney in Fact’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

This Power of Attorney shall commence and be in full force and effect as of the date hereof and shall remain and be in full force and effect until revoked in writing by Attorney-in-Fact or revoked in writing by Seller, in a format acceptable to Attorney-in-Fact, such as the form of Revocation of Power of Attorney attached hereto as Exhibit A, effective as of the date signed by Attorney-in-Fact.

This Power of Attorney is coupled with the interest of Associated Bank, N.A., in each such Mortgage Loan as the purchaser and owner thereof pursuant to the terms of the Repurchase Agreement.

Seller does hereby ratify and confirm that the Attorney-in-Fact may exercise any power or authority granted hereunder, irrespective of whether or not a default or an Event of Default has occurred under the Repurchase Agreement. The rights and powers of Attorney-in-Fact hereunder are cumulative of all other rights, remedies, and recourse of Associated Bank, N.A. under the Repurchase Agreement.

The powers conferred on Attorney in Fact hereunder are solely to protect Attorney in Fact’s interests in the Mortgage Loans and shall not impose any duty upon it to exercise any such powers. Attorney in Fact shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct. Seller hereby covenants and agrees that it will indemnify, defend, and hold harmless the Attorney-in-Fact and its officers acting hereunder from and against any and all claims, demands, or causes of action, in any way associated with or related to the acts performed under this Power of Attorney.

EXHIBIT J - Page 2

IN WITNESS WHEREOF, this instrument is executed by Seller on this                 day of                     , 201     .

SELLER:

[ ]

By:
Name:
Title:

STATE OF

COUNTY OF

This instrument was acknowledged before me this         day of                                         , 201     , by                                                                                                                                 on behalf of                                                                                                   .

[SEAL]
Notary Public in and for the State of

ACKNOWLEDGED BY
ATTORNEY-IN-FACT:

Associated Bank, N.A., a national banking association

By:
Name:
Title:

EXHIBIT J - Page 3

Exhibit A to Power of Attorney

Revocation of Power of Attorney

[date]

Associated Bank, N.A.

Warehouse Lending Division

Attention: Legal Counsel

Reference is made herein to that Power of Attorney granted by                                                                    (“Seller”) to Associated Bank, N.A., a national banking association (“Attorney-in-Fact”) dated as of                                     , 201     .

This document acknowledges and constitutes that Seller hereby revokes, rescinds, and terminates said Power of Attorney and all authority, rights, and power thereto, effective this date. Grantor hereby reaffirms and agrees that it will indemnify, defend, and hold harmless the Attorney-in-Fact and its officers acting under said Power of Attorney from and against any and all claims, demands, or causes of action, in any way associated with or related to the acts performed under the Power of Attorney. This Revocation of Power of Attorney is effective as of the date signed by Attorney-in-Fact.

Signed under seal as of the date above written:

[ ]

By:
Name:
Title:

EXHIBIT J - Page 4

STATE OF

COUNTY OF

This instrument was acknowledged before me this                  day of                             , 201     , by                                                  ,                                                       on behalf of                                                                                                                           .

[SEAL]	Notary Public in and for the State of

ACKNOWLEDGED BY ATTORNEY-IN-FACT:

Associated Bank, N.A., a national banking association

By:
Name:
Title:
Date:

EXHIBIT J - Page 5

Directory of Defined Terms

“Acquisition Date” Section 1

“Acquisition Price” Section 1, Annex 1; Annex 3; Annex 4

“Act of Insolvency” Section 1

“Adjusted Tangible Net Worth” Section 1

“Administrative Costs” Section 1

“Affiliate” Section 1

“Aged Mortgage Loan” Annex 4

“Aged Mortgage Loan Sublimit” Annex 4

“Agencies” Section 1

“Agency Guidelines” Section 1

“Agreement” Section 1

“Annual Reporting Date” Annex 1

“Assignment in Blank” Section 1

“Business Day” Section 1

“Capitalized Lease” Section 1

“Capitalized Rentals” Section 1

“CL” Section 1

“CL Program” Section 1

“Compliance Certificate” Section 1

“Confidential Information” Section 1

“Conforming – CL Sublimit” Annex 1

“Conforming – Regular Sublimit” Annex 1

“Credit File” Section 1

“Current Assets” Section 1

“Current Liabilities” Section 1

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“Current Ratio” Section 1

“Custodial Account” Section 1

“Buyer” Section 1

“Debt” Section 1

“Default” Section 1

“Default Rate” Section 1

“Defective Mortgage Loan” Section 1

“Dry Funding Documents Package” Section 1

“Early Repurchase Date” Section 1

“Effective Date” Section 1

“Electronic Tracking Agreement” Section 1

“Eligible Bank” Section 1

“ERISA” Section 1

“Event of Default” Section 1, Annex 1, Annex 4

“FDIC” Section 1

“FHA” Section 1

“Freddie Mac” Section 1

“Fannie Mae” Section 1

“GAAP” Section 1

“GLB Act” Section 1

“Ginnie Mae” Section 1

“Government – CL Sublimit” Annex 1

“Government – Regular Sublimit” Annex 1

“Hedging Arrangement” Section 1

“HUD” Section 1

“Interim Date” Annex 1

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“Investment Return Rate” Section 1, Annex 1; Annex 4

“Jumbo – CL Sublimit” Annex 1

“Jumbo – Regular Sublimit” Annex 1

“Leverage Ratio” Section 1

“LIBOR Rate” Section 1

“Lien” Section 1

“Litigation” Section 1

“Loan Purchase Detail” Section 1

“Loan Sale Confirmation” Section 1

“Margin Stock” Section 1

“Market Value” Section 1

“Material Adverse Change” Section 1

“Maximum Takeout Commitment

Expiration Date” Annex 1; Annex 3

“MERS” Section 1

“MERS Designated Mortgage Loan” Section 1

“MERS® System” Section 1

“MIN” Section 1

“MOM Loan” Section 1

“Monthly Reporting Date” Annex 1

“Mortgage” Section 1

“Mortgage Loan” Section 1

“Mortgage Note” Section 1

“Mortgage Note Rate” Section 1

“Mortgaged Property” Section 1

“Mortgagor” Section 1

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“NASD” Section 1

“OCC” Section 1

“Par Value” Section 1

“Permitted Dividend” Annex 1

“Person” Section 1

“Post-Origination Period” Section 1

“Property Charges” Section 1

“Regulatory Authority” Section 1

“Repurchase Date” Section 1

“Repurchase Price” Section 1

“Requirement of Law” Section 1

“Scheduled Repurchase Date” Section 1; Annex 1

“SEC” Section 1

“Seller” Section 1

“Seller’s Account” Section 1

“Seller’s Concentration Limit” Annex 1

“Seller’s Funding Account” Section 1

“Seller’s Operating Account” Section 1

“Seller’s Power of Attorney” Section 1

“Servicing Fee” Section 1

“Settlement Amount” Section 1

“Shipping Instructions” Section 1

“Statement Date” Section 1

“Sublimit” Section 1

“Subordinated Debt” Section 1

“Subsidiary” Section 1

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“Successor Servicer” Section 1

“Successor Servicer Costs” Section 1

“Takeout Commitment” Section 1

“Takeout Funding” Section 1

“Takeout Funding Advice” Section 1

“Takeout Funding Date” Section 1

“Takeout Guidelines” Section 1

“Takeout Investor” Section I

“Tangible Net Worth” Section 1

“Term” Section 1

“UCC” Section 1

“VA” Section 1

“Wet Funding” Section 1

“Wet Funding Deadline” Annex 1

“Wet Funding Documents Package” Section 1

“Wet Funding Sublimit” Annex 1

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